As filed with the Securities and Exchange Commission on November 9, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMKOR TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3674	23-1722724
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	1900 South Price Road Chandler, AZ 85286 (480) 821-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gil C. Tily

Executive Vice President, Chief

Administrative Officer, General Counsel and

Corporate Secretary

Amkor Technology, Inc.

1900 South Price Road

Chandler, AZ 85286

(480) 821-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William G. Lawlor, Esquire

Eric S. Siegel, Esquire

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

(215) 994-4000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐  Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐  Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
6.375% Senior Notes due 2022	$300,000,000	100%	$300,000,000	$40,920

(1)	Represents the maximum principal amount at maturity of 6.375% Senior Notes due 2022 that may be issued pursuant to the exchange offer described in this registration statement. The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not offer these securities for exchange until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2012

Prospectus

$300,000,000

Offer to Exchange

6.375% Senior Notes due 2022, registered under the Securities Act of 1933 for

All Outstanding 6.375% Senior Notes due 2022

of

Amkor Technology, Inc.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.

NEW YORK CITY TIME, ON                 , 2012, UNLESS EXTENDED

TERMS OF THE EXCHANGE OFFER:

•

We are offering to exchange $300,000,000 aggregate principal amount of registered 6.375% Senior Notes due 2022, which we refer to as the exchange notes, for all of our unregistered 6.375% Senior Notes due 2022, which we refer to as the original notes, that were issued on September 21, 2012. Notwithstanding the foregoing, any original notes held by an affiliate as defined under Rule 405 of the Securities Act are not eligible for the exchange offer.

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer for an equal principal amount of exchange notes.

•

The terms of the exchange notes will be substantially identical to the original notes, except that the exchange notes will not be subject to transfer restrictions or registration rights relating to the original notes.

•	There is no existing market for the exchange notes to be issued, and we do not intend to apply for their listing on any securities exchange or arrange for them to be quoted on any quotation system.

See the section entitled “Description of Notes” that begins on page 43 for more information about the exchange notes to be issued in this exchange offer and the original notes.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the original notes and indenture governing those notes. In general, you may not offer or sell your original notes unless such offer or sale is registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

See the section entitled “Risk Factors” that begins on page 8 for a discussion of the risks that you should consider prior to tendering your original notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated         , 2012.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information provided in this prospectus and the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering to exchange the original notes for exchange notes in any jurisdiction where the offer is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available without charge to holders upon written or oral request to Amkor Technology, Inc., 1900 South Price Road, Chandler, AZ 85286, Attention: Investor Relations, Telephone: (480) 821-5000.

In order to obtain timely delivery of such documents, holders of original notes must request this information no later than five business days prior to the expiration date of the exchange offer for the original notes.

SUMMARY

This summary highlights some basic information contained or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus before making an investment decision. You should pay special attention to the “Risk Factors” section beginning on page 8 of this prospectus to determine whether an investment in the notes is appropriate for you.

Unless otherwise indicated or the context otherwise requires, the terms “Amkor,” “we,” “our,” and “us” refer to Amkor Technology, Inc. and its consolidated subsidiaries, and the term “notes” shall apply to the exchange notes and the original notes. In this prospectus, we refer to the Republic of Korea, which is also commonly known as South Korea, as “Korea.”

Amkor Technology, Inc.

Amkor is one of the world’s leading providers of outsourced semiconductor packaging (sometimes referred to as assembly) and test services. Amkor pioneered the outsourcing of semiconductor packaging and test services through a predecessor corporation in 1968 and over the years we have built a leading position by:

•	Designing and developing new packaging and test technologies;

•	Offering a broad portfolio of packaging and test technologies and services;

•

Cultivating long-standing relationships with our customers, which include many of the world’s leading semiconductor companies, and collaborating with original equipment manufacturers (“OEMs”) and material suppliers;

•	Developing expertise in high-volume manufacturing processes; and

•

Having a diversified operational scope with research and development, engineering and production capabilities at various facilities throughout China, Japan, Korea, the Philippines, Taiwan and the United States, or the “U.S.”.

Packaging and test are integral steps in the process of manufacturing semiconductor devices. The semiconductor manufacturing process begins with the fabrication of tiny transistor elements into complex patterns of electronic circuitry on silicon wafers, thereby creating large numbers of individual semiconductor devices or integrated circuits on each wafer (generally referred to as “chips” or “die”). Each device on the wafer is tested and the wafer is cut into pieces called chips. The chips are attached through wirebonding to a substrate or leadframe, or to a substrate in the case of flip chip interconnect and then encased in a protective material to create a package. For a wafer-level package, the electrical interconnections are created directly on the surface of the wafer without a substrate or leadframe. The packages are then tested using sophisticated equipment to ensure that each packaged chip meets its design and performance specifications.

Our packages are designed based on application and chip specific requirements including the type of interconnect technology employed, size, thickness and electrical, mechanical and thermal performance. We are able to provide turnkey packaging and test services including semiconductor wafer bump, wafer probe, wafer backgrind, package design, packaging, test and drop shipment services.

Our customers include, among others: Altera Corporation; Analog Devices, Inc.; Broadcom Corporation; Infineon Technologies AG; International Business Machines Corporation; LSI Corporation; Qualcomm Incorporated; ST Microelectronics N.V.; Texas Instruments Incorporated and Toshiba Corporation. The outsourced semiconductor packaging and test market is very competitive. We also compete with the internal semiconductor packaging and test capabilities of many of our customers.

We were incorporated in 1997 in the State of Delaware. Our principal offices are located at 1900 South Price Road, Chandler, AZ 85286. Our telephone number is (480) 821-5000 and our website can be accessed at http://www.amkor.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus and you should not consider such information to be part of this prospectus.

The Exchange Offer

The Initial Offering of Original Notes	On September 21, 2012, we issued in a private placement $300,000,000 aggregate principal amount of 6.375% Senior Notes due 2022. We refer to those notes as the original notes in this prospectus.

Registration Rights Agreement	Pursuant to the registration rights agreement among Amkor and Deutsche Bank Securities Inc. and UBS Securities LLC, as initial purchasers, entered into in connection with the private placement of the original notes, Amkor agreed to offer to exchange the original notes for up to $300,000,000 aggregate principal amount of 6.375% Senior Notes due 2022, which we refer to herein as the exchange notes, that are being offered hereby. We refer to the notes issued for the original notes in this exchange offer as the exchange notes. We have filed this registration statement to meet our obligation under the registration rights agreement. If we fail to satisfy these obligations under the registration rights agreement, we will pay special interest to holders of the original notes under specified circumstances. See “Registration Rights; Additional Interest.”

The Exchange Offer	We are offering to exchange the exchange notes, which have been registered under the Securities Act of 1933, as amended, or the Securities Act, for the same aggregate principal amount of the original notes.

The original notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will exchange the applicable exchange notes for all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration date of the exchange offer.

The exchange notes will evidence the same debt as the original notes and will be issued under and entitled to the benefits of the same indenture that governs the original notes. Holders of the original notes do not have any appraisal or dissenter rights in connection with the exchange offer. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions, and holders of original notes that have tendered and had their original notes accepted in the exchange offer will have no further registration rights nor any related special interest provisions.

If You Fail to Exchange Your Original Notes	If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the original notes and indenture governing those notes. In general, you may not offer or sell your original notes unless such offer or sale is registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Procedures for Tendering Original Notes	If you wish to tender your original notes for exchange notes and you hold your original notes in book-entry form, you must request your participant of The Depository Trust Company, or DTC, to, on your behalf, instead of physically completing and signing the letter of transmittal and delivering the letter and your original notes to the exchange agent, electronically transmit an acceptance through DTC’s Automated Tender Offer Program, or ATOP. If your original notes are held in book-entry form and are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your original notes pursuant to this exchange offer.

If you wish to tender your original notes for exchange notes and you hold your original notes in certificated form, you must:

•	complete and sign the enclosed letter of transmittal by following the related instructions, and

•

send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the original notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the original notes.

Please do not send your letter of transmittal or certificates representing your original notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Participation in the Exchange Offer	In order to participate in the exchange offer, you must represent to us, among other things, that:

•	the exchange notes are being acquired in the ordinary course of business,

•

you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer,

•	you are not a broker-dealer tendering original notes acquired directly from us for your account, and

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.

Our belief is based on interpretations by the Staff of the Securities and Exchange Commission (the “Commission”), as set forth in no-action letters issued to third parties that are not related to us. The Commission has not considered this exchange offer in the context of a no-action letter. We cannot assure you that the Commission would make similar determinations with respect to this exchange offer. If any of the conditions specified in “Exchange Offer — Purpose and Effect of Exchange Offer” are not satisfied, or if our belief is not accurate, and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Record Date	We mailed this prospectus and the related offer documents to the registered holders of the original notes on , 2012.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions.

This exchange offer is not conditioned upon any minimum principal amount of the original notes being tendered. See “The Exchange Offer — Conditions to the Completion of the Exchange Offer.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent for the exchange offer.

Withdrawal Rights	You may withdraw the tender of your original notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. You must follow the withdrawal procedures as described under the heading “The Exchange Offer — Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of original notes for the exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes for the original notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

The Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and special interest provisions contained in the original notes. The exchange notes represent the same debt as the original notes for which they are being exchanged. Both the original notes and the exchange notes are governed by the same indenture.

Issuer	Amkor Technology, Inc., a Delaware corporation.

Notes Offered	$300,000,000 aggregate principal amount of 6.375% Senior Notes due 2022.

Maturity Date	The exchange notes will mature on October 1, 2022, subject to earlier redemption or repurchase.

Interest	Interest is payable in cash on April 1 and October 1 of each year, beginning April 1, 2013.

Optional Redemption	At any time and from time to time prior to October 1, 2016, we may redeem the exchange notes, in whole or in part, at a purchase price of

100% of the principal amount of the exchange notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date and a “make-whole” premium.

At any time and from time to time on or after October 1, 2016, we may redeem the exchange notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth in “Description of Notes — Optional Redemption” plus accrued and unpaid interest to, but excluding, the redemption date. In addition, before October 1, 2015, we may redeem up to 35% of the exchange notes at a redemption price equal to 106.375% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the redemption date, using proceeds from certain equity offerings.

Guarantees	Each of our domestic subsidiaries that is a significant subsidiary will be required to guarantee the exchange notes. As of the date hereof, none of our domestic subsidiaries is a significant subsidiary.

Ranking	The exchange notes will be:

•	senior, unsecured obligations of us and any of our subsidiaries that becomes a guarantor;

•

effectively subordinated in right of payment to all of the existing and future secured debt of us and our subsidiaries, including any amounts outstanding under our senior secured revolving credit facility, or Revolving Credit Facility, to the extent of the value of collateral securing that debt;

•	structurally subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of any of our subsidiaries that do not guarantee the exchange notes;

•

equal in right of payment with all of our existing and future unsecured senior debt, including our outstanding 7.375% Senior Notes due 2018 Notes (the “2018 Notes”), our outstanding 6.625% Senior Notes due 2021 (the “2021 Notes”) and any of the original notes that remain unexchanged; and

•

senior in right of payment to all of our existing and future senior subordinated and subordinated debt, including our outstanding 6.0% Convertible Senior Subordinated Notes due April 2014, (the “2014 Notes”).

As of September 30, 2012:

•	we had approximately $1,627.1 million of consolidated debt;

•	we had approximately $332.1 million of consolidated secured debt;

•	we had approximately $1,045.0 million of existing senior debt and $250.0 million of senior subordinated debt; and

•	our non-guarantor subsidiaries had approximately $1,075.0 million of indebtedness and other liabilities (excluding intercompany obligations).

Change of Control	Upon a Change of Control (as defined under “Description of Notes”), we will be required to make an offer to purchase the exchange notes. The purchase price will equal 101% of the principal amount of the exchange notes plus accrued and unpaid interest to, but excluding, the purchase date. See “Description of Notes — Repurchase at the Option of Holders — Offer to Repurchase upon Change of Control.”

Certain Covenants	The terms of the exchange notes restrict our ability and the ability of our restricted subsidiaries (as described in “Description of Notes”) to:

•	incur additional indebtedness;

•	pay dividends, repurchase stock, prepay subordinated debt and make investments and other restricted payments;

•	create restrictions on the ability of our subsidiaries to pay dividends or make other payments;

•	engage in sale and leaseback transactions;

•	create liens;

•	enter into certain transactions with affiliates; and

•	sell assets or merge with or into other companies.

These covenants are subject to important exceptions that are described in the section entitled “Description of Notes — Certain Covenants.”

Exchange Offer; Registration Rights	Pursuant to the registration rights agreement with the initial purchasers of the original notes, we agreed to use our reasonable best efforts to file after the closing of the offering of original notes a registration statement with respect to an offer to exchange the original notes held by the purchasers for the exchange notes and to cause such registration statement to be declared effective. We have filed this registration statement of which this prospectus forms a part of to meet this obligation under the registration rights agreement. We also agreed to use our reasonable best efforts to complete the exchange offer within 240 days after the closing of the offering of original notes. If we are not able to effect the exchange offer, we will instead use our reasonable best efforts to file and cause to become effective a shelf registration statement relating to the resales of the original notes. We will be obligated to pay additional interest on the original notes if we do not complete the exchange offer within 240 days after the closing of the offering of original notes or, if required, the shelf registration statement is not effective within a time period after the obligation to file it arises under the registration rights agreement. See “Registration Rights; Additional Interest.”

Trustee	The trustee for the exchange notes is U.S. Bank National Association.

Governing Law	The indenture and the exchange notes will be governed by the laws of the State of New York.

Proceeds from this Exchange	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding original notes. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the original notes. See “Use of Proceeds.”

Ratio of Earnings to Fixed Charges

Nine Months Ended September 30, 2012	Fiscal Year Ended
	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008		December 31, 2007
1.5	2.0	3.3	2.0	—	(1)	2.6

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For purposes of calculating the ratios, “earnings” consists of income before income taxes, which is adjusted to exclude the equity in (earnings) losses of unconsolidated affiliates, plus fixed charges less capitalized interest, and “fixed charges” consists of interest expensed and capitalized, amortization of debt issuance costs and the portion of rental expense representative of interest expense. Our calculation for the interest portion of rent is represented by one-third of total rent expense, which we believe is a reasonable estimate of the interest component of rent expense.

(1)	The ratio of earnings to fixed charges was less than 1:1 for 2008. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $425.7 million of earnings in 2008.

RISK FACTORS

Prospective participants in the exchange offer should carefully consider all of the information contained in this prospectus, including the risks and uncertainties described below. Except with respect to the risk factors associated with the exchange offer, the risk factors set forth below are generally applicable to the original notes as well as the exchange notes.

Risks Related to the Exchange Offer

If you fail to follow the exchange offer procedures, your original notes will not be accepted for exchange.

We will not accept your original notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your notes. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your notes, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your original notes for exchange notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

We did not register the original notes, nor do we intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws, and such restrictions may adversely affect the trading price of the original notes. As a result, if you hold original notes after the exchange offer, you may not be able to sell them. To the extent any original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Risks Related to the Exchange Notes

Our Substantial Indebtedness Could Adversely Affect Our Financial Condition and Prevent Us from Fulfilling Our Obligations.

We have a significant amount of indebtedness. As of September 30, 2012, our total debt balance was $1,627.1 million, of which $40.5 million was classified as a current liability. In October 2012, we repaid subsidiary debt of $157.1 million using the net proceeds from the issuance of our 6.375% Senior Notes due 2022 and borrowed an additional $20.0 million under our term loan due 2017. In addition, despite current debt levels, the terms of the indentures governing our indebtedness allow us or our subsidiaries to incur more debt, subject to certain limitations. We may consider investments in joint ventures or acquisitions or increased capital additions, which may increase our indebtedness. If new debt is added to our consolidated debt level, the related risks that we now face could intensify.

Our substantial indebtedness could:

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, including our obligations under our indentures to purchase notes tendered as a result of a change in control of Amkor;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	increase the volatility of the price of our common stock;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Restrictive Covenants in the Indentures and Agreements Governing Our Current and Future Indebtedness Could Restrict Our Operating Flexibility.

The indentures and agreements governing our existing debt, and debt we may incur in the future, contain, or may contain, affirmative and negative covenants that materially limit our ability to take certain actions, including our ability to incur debt, pay dividends, make certain investments and other payments, enter into certain mergers and consolidations, engage in sale leaseback transactions and encumber and dispose of assets. In addition, our future debt agreements may contain financial covenants and ratios.

The breach of any of these covenants by us or the failure by us to meet any of these ratios or conditions could result in a default under any or all of such indebtedness. If a default occurs under any such indebtedness, all of the outstanding obligations thereunder could become immediately due and payable, which could result in a default under our other outstanding debt and could lead to an acceleration of obligations related to other outstanding debt. The existence of such a default or event of default could also preclude us from borrowing funds under our revolving credit facilities. Our ability to comply with the provisions of the indentures, credit facilities and other agreements governing our outstanding debt and indebtedness we may incur in the future can be affected by events beyond our control and a default under any debt instrument, if not cured or waived, could have a material adverse effect on us.

Structural Subordination of the Notes to Liabilities of Our Subsidiaries — Your Right to Receive Payments on the Exchange Notes from Funds Provided by Our Subsidiaries is Junior in Right of Payment to the Claims of the Creditors of Our Subsidiaries.

We conduct a large portion of our operations through our subsidiaries. Accordingly, our ability to meet our cash obligations is dependent upon the ability of our subsidiaries to make cash payments to us. We expect distributions from our subsidiaries to be a large source of funds for payment of the interest on the exchange notes. The claims of debt holders and other creditors (including trade creditors) of any subsidiary will generally have priority as to the assets of such subsidiary over the claims of the holders of the exchange notes. The exchange notes will not initially be guaranteed by any of our subsidiaries. Although we conduct most of our operations through our non-U.S. subsidiaries, the exchange notes will not be required to be guaranteed by non-U.S. subsidiaries even if they are significant subsidiaries. In the event of a liquidation of any of our subsidiaries, our right to receive the assets of any such subsidiary (and the resulting right of the holders of the exchange notes to participate in the distribution of the proceeds of those assets) will structurally be subordinated by operation of law to the claims of debt holders and other creditors (including trade creditors) of such subsidiary and holders of such subsidiary’s preferred stock and any guarantees by such subsidiary of our indebtedness. In the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or any assignment for the benefit of our creditors or a marshaling of our assets or liabilities, holders of the exchange notes may receive ratably less than other such creditors or interest holders. As of September 30, 2012, the exchange notes would have been effectively subordinated to $1,075.0 million of indebtedness and other liabilities of our subsidiaries, including trade payables but excluding intercompany obligations.

Restrictions on Certain Dividends, Distributions and Other Payments — We Are Subject to Certain Restrictions That May Limit Our Ability to Make Payments on Our Debt, Including on the Exchange Notes and the Note Guarantees, Out of Cash Reserves Shown on Our Consolidated Financial Statements.

The ability of our subsidiaries and joint ventures to pay dividends, make distributions, provide loans or make other payments to us may be restricted by applicable state and foreign laws, potentially adverse tax consequences and their agreements, including agreements governing their debt. In addition, the equity interests of our joint venture partners or other shareholders in our non-wholly owned subsidiaries in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. As a result, we may not be able to access their cash flow to service our debt, including the exchange notes, and we cannot assure you that the amount of cash and cash flow reflected on our financial statements will be fully available to us.

Your Right to Receive Payments on the Notes is Effectively Subordinated in Right of Payment to All of Our Existing and Future Secured Debt.

Our obligations under the notes are effectively subordinated in right of payment to all of the existing and future secured debt of us, including any amounts outstanding under our Revolving Credit Facility, to the extent of assets or collateral securing this debt. As of September 30, 2012, we had no secured debt outstanding, excluding secured debt of our subsidiaries of approximately $332.1 million. In addition, we had $149.7 million of availability under our Revolving Credit Facility. Additionally, our foreign subsidiaries have $85.0 million available to be drawn under revolving credit facilities and $75.0 million available to be borrowed under term loans, maturing between June 2013 and July 2017. In October 2012, we borrowed an additional $20.0 million under our term loan due 2017. Under the indenture governing the exchange notes and the instruments governing our other indebtedness, we and our subsidiaries may potentially incur substantial amounts of additional secured debt in the future. In the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or any assignment for the benefit of our creditors or a marshaling of our assets or liabilities, the claims of debt holders and other creditors under secured debt will generally have priority as to the assets or collateral securing this debt, which would potentially limit your ability to receive full payment on the exchange notes in such event.

Notwithstanding Our Current Indebtedness Levels and Restrictive Covenants, We May Still Be Able to Incur Substantial Additional Debt or Make Certain Restricted Payments, Which Could Exacerbate the Risks Described Above.

We may be able to incur additional debt in the future, including in connection with acquisitions or joint ventures. Although our Revolving Credit Facility and the indentures governing our existing senior notes contain, and the indenture governing the exchange notes will contain, restrictions on our ability to incur indebtedness, those restrictions are subject to a number of exceptions, and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. In addition, if we are able to designate some of our restricted subsidiaries under the indenture governing the exchange notes as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. We may also consider investments in joint ventures or acquisitions, which may increase our indebtedness. Moreover, although our Revolving Credit Facility and the indentures governing our existing senior notes contain, and the indenture governing the exchange notes will contain, restrictions on our ability to make restricted payments, including the declaration and payment of dividends and the repurchase of our common stock, we are able to make such restricted payments under certain circumstances. For example, we have previously authorized a stock repurchase program and we may use proceeds from the original notes offering or other available funds to repurchase common stock under this program. The repurchase of common stock up to the remaining amount authorized under this program would currently be permitted under our Revolving Credit Facility, the indentures governing our existing senior notes, and the indenture governing the exchange notes. Adding new debt to current debt levels or making otherwise restricted payments could intensify the related risks that we and our subsidiaries now face. See “Capitalization” and “Description of Certain Indebtedness.”

Repurchase of Notes — We May Not Have the Ability to Repurchase the Exchange Notes or Our Other Notes Upon the Occurrence of Certain Events.

Upon the occurrence of a change of control, we would be required under the indenture governing the exchange notes to repurchase up to all outstanding notes at the option of the holders of such notes. The indentures governing our existing senior notes and convertible senior subordinated notes require us to make similar offers to the holders of those notes. These events could also constitute an event of default under our Revolving Credit Facility, which would prohibit us from repurchasing any notes. Any future credit agreements or other agreements relating to other indebtedness to which we become a party may contain similar restrictions and provisions. If we do not obtain a consent to the repurchase of the exchange notes, we may remain prohibited from repurchasing the exchange notes. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all notes tendered by the holders. Any failure to repurchase the exchange notes when required will result in an event of default under the indenture, which would in turn be a default under the instruments governing our other debt.

Fraudulent Conveyance Laws May Permit Courts to Void Future Guarantees of the Exchange Notes in Specific Circumstances, Which Would Interfere With the Payment of any Note Guarantees.

If, in the future, any of our domestic significant subsidiaries guarantee the exchange notes, federal and state statues may allow courts, under specific circumstances to void the future guarantees of the exchange notes. Such courts could require holders to return payments they receive from the note guarantors in the event of the note guarantors’ bankruptcy or other financial difficulties. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be subordinated to all other indebtedness of that guarantor in certain circumstances. The measure of insolvency for purposes of these fraudulent transfer laws will vary depending on the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if, at the time the debtor incurred the debt, either the sum of its debts and liabilities (including contingent liabilities) was greater than the debtor’s assets at fair valuation, or the present fair saleable value of its assets was less than the amount required to pay the probable liquidity on its total existing debts and liabilities (including contingent liabilities) as they became absolute and matured.

If a court voids a note guarantee or holds it unenforceable, you would cease to be a creditor of the note guarantor and would be a creditor solely of us and the other note guarantors. In addition, any payment by such note guarantor pursuant to its note guarantee could be voided and you could be required to return it to such note guarantor, or to a fund for the benefit of the creditors of such note guarantor.

No Prior Market for the Exchange Notes — We Cannot Assure You That an Active Trading Market Will Develop for the Exchange Notes.

Immediately following the consummation of this offering, there will not be a public market for the exchange notes. In connection with the initial placement of the original notes, the initial purchasers informed us that they intended to make a market in the notes (including the exchange notes) following completion of such offering. However, the initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading markets in the exchange notes, and the market prices quoted for the exchange notes, may be adversely affected by changes in:

•	the overall market for high yield securities;

•	our financial performance or prospects; or

•	the prospects for companies in the semiconductor industry generally.

As a result, we cannot assure holders of notes that an active trading market will develop for the exchange notes.

Any Decline in the Ratings of our Corporate Credit could Adversely Affect the Value of the Exchange Notes.

Any decline in the ratings of our corporate credit or any indications from the rating agencies that their ratings on our corporate credit are under surveillance or review with possible negative implications could adversely affect the value of the exchange notes. In addition, a ratings downgrade could adversely affect our ability to access capital.

You May Have Difficulties in Enforcing Judgments in Foreign Jurisdictions.

Since a large portion of our assets are located outside the U.S., any judgments obtained in the U.S. against us, including judgments with respect to the payment of principal, premium, interest, offer price, or other amounts payable with respect to the notes may be not collectible within the U.S. If holders of notes intend to enforce a judgment obtained in the U.S. against our assets located outside the U.S., they may be subject to additional procedures and other difficulties which would not be required for enforcement of such judgment in the U.S.

Risks Related to Our Business

Dependence on the Highly Cyclical Semiconductor and Electronic Products Industries — We Operate in Volatile Industries and Industry Downturns and Declines in Global Economic and Financial Conditions Could Harm Our Performance.

Our business is impacted by market conditions in the semiconductor industry, which is cyclical by nature and impacted by broad economic factors, such as world-wide gross domestic product and consumer spending. The semiconductor industry has experienced significant and sometimes prolonged downturns in the past. For example, the recent financial crisis and global recession resulted in a downturn in the semiconductor industry that adversely affected our business and results of operations in late 2008 and in 2009. Although the world economy recovered somewhat in 2010, economic growth slowed in 2011 in the U.S. and internationally. In view of this slow growth and the recent economic uncertainty in Europe, consumer demand in the U.S. and globally may be adversely impacted which may harm the semiconductor industry and our business.

Since our business is, and will continue to be, dependent on the requirements of semiconductor companies for subcontracted packaging and test services, any downturn in the semiconductor industry or any other industry that uses a significant number of semiconductor devices, such as consumer electronic products, telecommunication devices, or computing devices, could have a material adverse effect on our business and operating results. It is difficult to predict the timing, strength or duration of any economic slowdown or subsequent economic recovery, which, in turn, makes it more challenging for us to forecast our operating results, make business decisions, and identify risks that may affect our business, sources and uses of cash, financial condition and results of operations. Additionally, if industry conditions deteriorate, we could suffer significant losses, as we have in the past, which could materially impact our business, liquidity, results of operations, financial condition and cash flows.

Fluctuations in Operating Results and Cash Flows — Our Operating Results and Cash Flows Have Varied and May Vary Significantly as a Result of Factors That We Cannot Control.

Many factors, including the impact of adverse economic conditions, could have a material adverse effect on our net sales, gross profit, operating results and cash flows, or lead to significant variability of quarterly or annual operating results. Our profitability and ability to generate cash from operations is principally dependent upon demand for semiconductors, the utilization of our capacity, semiconductor package mix, the average selling price of our services, our ability to manage our capital expenditures in response to market conditions and our ability to control our costs including labor, material, overhead and financing costs. The downturn in demand for semiconductors in late 2008 and in 2009 resulted in significant declines in our operating results and cash flows as capacity utilization declined. Although the world economy recovered somewhat in 2010, the recent slow rate of economic growth in the U.S. and elsewhere and economic uncertainty in Europe, or the negative impact on economic growth resulting from the combination of federal income tax increases and government spending restrictions potentially occurring at the end of calendar year 2012 in the U.S. (commonly referred to as “fiscal cliff”), could adversely affect consumer demand in the U.S. and globally, which may negatively impact our operating results.

Our net sales, gross profit, operating income and cash flows have historically fluctuated significantly from quarter to quarter as a result of many of the following factors, over which we have little or no control and which we expect to continue to impact our business:

•	fluctuation in demand for semiconductors and conditions in the semiconductor industry;

•	changes in our capacity utilization rates;

•	changes in average selling prices;

•	changes in the mix of semiconductor packages;

•	evolving packaging and test technology;

•	absence of backlog and the short-term nature of our customers’ commitments and the impact of these factors on the timing and volume of orders relative to our production capacity;

•	changes in costs, availability and delivery times of raw materials and components;

•	changes in labor costs to perform our services;

•	wage and commodity price inflation, including precious metals;

•	the timing of expenditures in anticipation of future orders;

•	changes in effective tax rates;

•	the availability and cost of financing;

•	intellectual property transactions and disputes;

•	high leverage and restrictive covenants;

•	warranty and product liability claims and the impact of quality excursions and customer disputes and returns;

•	costs associated with litigation judgments, indemnification claims and settlements;

•	international events, political instability, civil disturbances or environmental or natural events, such as earthquakes, that impact our operations;

•	pandemic illnesses that may impact our labor force and our ability to travel;

•	difficulties integrating acquisitions and the failure of our joint ventures to operate in accordance with business plans;

•	our ability to attract and retain qualified employees to support our global operations;

•	loss of key personnel or the shortage of available skilled workers;

•	fluctuations in foreign exchange rates and the cost of materials used in our packaging services such as gold and copper;

•	delay, rescheduling and cancellation of large orders;

•	fluctuations in our manufacturing yields; and

•	dependence on key customers or concentration of customers in certain market segments, such as wireless communications.

It is often difficult to predict the impact of these factors upon our results for a particular period. The downturn in the global economy and the semiconductor industry increased the risks associated with the foregoing factors as customer forecasts became more volatile, and there was less visibility regarding future demand and significantly increased uncertainty regarding the economy, credit markets and consumer demand. Although the world economy recovered somewhat in 2010, the recent slow rate of economic growth in the U.S. and elsewhere and economic uncertainty in Europe could continue to cause volatility in customer forecasts and reduce our visibility regarding future demand in the semiconductor industry. These factors may have a material and adverse effect on our business, liquidity, results of operations, financial condition and cash flows, or lead to significant variability of quarterly or annual operating results. In addition, these factors may adversely affect our credit ratings which could make it more difficult and expensive for us to raise capital and could adversely affect the price of our securities.

High Fixed Costs — Due to Our High Percentage of Fixed Costs, We Will Be Unable to Maintain Our Gross Margin at Past Levels if We Are Unable to Achieve Relatively High Capacity Utilization Rates.

Our operations are characterized by relatively high fixed costs. Our profitability depends in part not only on pricing levels for our packaging and test services, but also on the utilization of our human resources and packaging and test equipment. In particular, increases or decreases in our capacity utilization can significantly affect gross margins since the unit cost of packaging and test services generally decreases as fixed costs are allocated over a larger number of units. In periods of low demand, we experience relatively low capacity utilization in our operations, which leads to reduced margins during that period. For example, we experienced lower than optimum utilization in late 2008 and in 2009 due to a decline in world-wide demand for our packaging and test services which impacted our gross margin. Transitions between different packaging technologies, such as the transition from gold wirebond to flip chip and copper wirebond packages, can also impact our capacity utilization if we do not efficiently redeploy our equipment assets. For example, in 2011 the migration of some customer demand from wirebond to flip chip packages resulted in under-utilized wirebond assets, which negatively impacted our capacity utilization and gross margin. Although our capacity utilization at times has been strong, we cannot assure you that we will be able to achieve consistently high capacity utilization, and if we fail to do so, our gross margins may decrease. If our gross margins decrease, our business, liquidity, results of operations, financial condition and cash flows could be materially adversely affected.

In addition, our fixed operating costs have increased in recent years in part as a result of our efforts to expand our capacity through significant capital additions. Forecasted customer demand for which we have made capital investments may not materialize, especially if industry conditions deteriorate. As a result, our sales may not adequately cover our substantial fixed costs resulting in reduced profit levels or causing significant losses, both of which may adversely impact our business, liquidity, results of operations, financial condition and cash flows.

Guidance — Our Failure to Meet Our Guidance or Analyst Projections Could Adversely Impact the Trading Prices of Our Securities.

We periodically provide guidance to investors with respect to certain financial information for future periods. Securities analysts also periodically publish their own projections with respect to our future operating results. As discussed above under “Fluctuations in Operating Results and Cash Flows — Our Operating Results and Cash Flows Have Varied and May Vary Significantly as a Result of Factors That We Cannot Control,” our operating results and cash flows vary significantly and are difficult to accurately predict. Volatility in customer forecasts and reduced visibility caused by economic uncertainty and fluctuations in global consumer demand make it particularly difficult to predict future results. To the extent we fail to meet or exceed our own guidance or the analyst projections for any reason, the trading prices of our securities may be adversely impacted. Moreover, even if we do meet or exceed that guidance or those projections, if analysts and investors do not react favorably, or if analysts were to discontinue providing coverage of our company, the trading prices of our securities may be adversely impacted.

Declining Average Selling Prices — The Semiconductor Industry Places Downward Pressure on the Prices of Our Packaging and Test Services.

Prices for packaging and test services have generally declined over time. Historically, we have been able to partially offset the effect of price declines by successfully developing and marketing new packages with higher margins, by negotiating lower prices with our material vendors, recovering material cost increases from our customers and by driving engineering and technological changes in our packaging and test processes, which resulted in reduced manufacturing costs. We expect downward pressure on average selling prices for our packaging and test services to continue in the future. If we are unable to offset a decline in average selling prices, by developing and marketing new packages with higher prices, reducing our purchasing costs, recovering more of our material cost increases from our customers and reducing our manufacturing costs, our business, liquidity, results of operations, financial condition and cash flows could be materially adversely affected.

Decisions by Our Integrated Device Manufacturer Customers to Curtail Outsourcing May Adversely Affect Our Business.

Historically, we have been dependent on the trend in outsourcing of packaging and test services by integrated device manufacturers (“IDM”). Our IDM customers continually evaluate the need for outsourced services against their own in-house packaging and test services. As a result, at any time and for a variety of reasons, IDMs may decide to shift some or all of their outsourced packaging and test services to internally sourced capacity.

The reasons IDMs may shift their internal capacity include:

•	their desire to realize higher utilization of their existing packaging and test capacity, especially during downturns in the semiconductor industry;

•	their unwillingness to disclose proprietary technology;

•	their possession of more advanced packaging and test technologies; and

•	the guaranteed availability of their own packaging and test capacity.

In addition, to the extent we limit capacity commitments for certain customers, these customers may increase their level of in-house packaging and test capabilities, which could make it more difficult for us to regain their business when we have available capacity.

In a downturn in the semiconductor industry, IDMs could respond by shifting some outsourced packaging and test services to internally serviced capacity on a short term basis. Also, the IDMs could curtail or reverse the trend of outsourcing packaging and test services. If we experience a significant loss of IDM business, it could have a material adverse effect on our business, liquidity, results of operations, financial condition and cash flows especially during a prolonged industry downturn.

Our Substantial Indebtedness Could Adversely Affect Our Financial Condition and Prevent Us from Fulfilling Our Obligations.

We have a significant amount of indebtedness. As of September 30, 2012, our total debt balance was $1,627.1 million, of which $40.5 million was classified as a current liability. In October 2012, we repaid subsidiary debt of $157.1 million using the net proceeds from the issuance of our 6.375% Senior Notes due 2022 and we borrowed an additional $20.0 million under our term loan due 2017. In addition, despite current debt levels, the terms of the indentures governing our indebtedness allow us and our subsidiaries to incur more debt, subject to certain limitations. We may consider investments in joint ventures or acquisitions or increased capital additions, which may increase our indebtedness. If new debt is added to our consolidated debt level, the related risks that we face could intensify.

Our substantial indebtedness could:

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, including our obligations under our indentures to purchase notes tendered as a result of a change in control of Amkor;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other business opportunities;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	increase the volatility of the price of our common stock;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

We May Have Difficulty Funding Liquidity Needs.

We operate in a capital intensive industry. Servicing our current and future customers requires that we incur significant operating expenses and continue to make significant capital expenditures, which are generally made in advance of the related revenues and without any firm customer commitments. During the nine months ended September 30, 2012, we had capital additions of $446.8 million and for the full year 2012, we currently expect to make capital additions of approximately $500 million primarily in support of customer demand for packaging and test services related to smartphones and tablets. In addition, approximately $100 million of spending planned for 2012 and 2013 relating to the Incheon, Korea facility is expected to be accrued this year. The actual amount of our 2012 capital additions may vary materially and will depend on several factors including, among others, whether, when and to what extent any capital projects not yet planned, including those currently under senior-level review and any others, are approved, commenced and completed in 2012, the performance of our business, economic and market conditions, the cash needs and investment opportunities for the business, the need for additional capacity and facilities to service anticipated customer demand and the availability of cash flow from operations or financing.

In addition, we have a significant level of debt, with $1,627.1 million outstanding at September 30, 2012, $40.5 million of which is current. The terms of such debt require significant scheduled principal payments in the coming years including $55.4 million due in 2013, $331.0 million due in 2014, $116.7 million due in 2015, $4.2 million due in 2016 and $1,120.0 million due thereafter. In October 2012, we repaid subsidiary debt of $157.1 million using the net proceeds from the issuance of our 6.375% Senior Notes due 2022. The $157.1 million payment in October 2012 prepaid the $55.4 million due in 2013, $80.9 million due in 2014, $16.6 million due in 2015, and $4.2 million due in 2016. The interest payments required on our debt are also substantial. For example, in 2011, we paid $81.3 million of interest. The sources funding our operations, including making capital expenditures and servicing principal and interest obligations with respect to our debt, are cash flows from our operations, current cash and cash equivalents, borrowings under available debt facilities, or proceeds from any additional debt or equity financing. As of September 30, 2012, we had cash and cash equivalents of $549.1 million and availability of $149.7 million under our $150.0 million senior secured revolving credit facility, which matures in June 2017. Additionally, our foreign subsidiaries have $85.0 million available to be drawn under revolving credit facilities and $75.0 million available to be borrowed under term loans, maturing between June 2013 and July 2017. In October 2012, we borrowed an additional $20.0 million under our term loan due 2017.

We assess our liquidity based on our current expectations regarding sales, operating expenses, capital spending and debt service requirements. Based on this assessment, we believe that our cash flows from operating activities together with existing cash and cash equivalents will be sufficient to fund our working capital, capital expenditure and debt service requirements for at least the next twelve months. Thereafter, our liquidity will continue to be affected by, among other things, the performance of our business, our capital expenditure levels and our ability to repay debt out of our operating cash flows or refinance the debt with the proceeds of debt or equity offerings at or prior to maturity. Moreover, the health of the worldwide banking system and financial markets affects the liquidity in the global economic environment. Volatility in fixed income, credit and equity markets could make it difficult for us to maintain our existing credit facilities or refinance our debt. If our performance or access to the capital markets differs materially from our expectations, our liquidity may be adversely impacted.

In addition, if we fail to generate the necessary net income or operating cash flows to meet the funding needs of our business beyond the next twelve months due to a variety of factors, including the cyclical nature of the semiconductor industry and the other factors discussed in this “Risk Factors” section, our liquidity would be adversely affected.

Our Ability To Draw On Our Current Loan Facilities May Be Adversely Affected by Conditions in the U.S. and International Capital Markets.

If financial institutions that have extended credit commitments to us are adversely affected by the conditions of the U.S. and international capital and credit markets, they may be unable to fund borrowings under their credit commitments to us. For example, we currently have a $150.0 million senior secured revolving credit facility with three banks in the U.S. If any of these banks are adversely affected by capital and credit market conditions and are unable to make loans to us when requested, there could be a corresponding adverse impact on our financial condition and our ability to borrow additional funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes.

Restrictive Covenants in the Indentures and Agreements Governing Our Current and Future Indebtedness Could Restrict Our Operating Flexibility.

The indentures and agreements governing our existing debt, and debt we may incur in the future, contain, or may contain, affirmative and negative covenants that materially limit our ability to take certain actions, including our ability to incur debt, pay dividends and repurchase stock, make certain investments and other payments, enter into certain mergers and consolidations, engage in sale leaseback transactions and encumber and dispose of assets. In addition, our future debt agreements may contain financial covenants and ratios.

The breach of any of these covenants by us or the failure by us to meet any of the financial ratios or conditions could result in a default under any or all of such indebtedness. If a default occurs under any such indebtedness, all of the outstanding obligations thereunder could become immediately due and payable, which could result in a default under our other outstanding debt and could lead to an acceleration of obligations related to other outstanding debt. The existence of such a default or event of default could also preclude us from borrowing funds under our revolving credit facilities. Our ability to comply with the provisions of the indentures, credit facilities and other agreements governing our outstanding debt and indebtedness we may incur in the future can be affected by events beyond our control and a default under any debt instrument, if not cured or waived, could have a material adverse effect on us.

We Have Significant Severance Plan Obligations Associated With Our Manufacturing Operations in Korea Which Could Reduce Our Cash Flow and Negatively Impact Our Financial Condition.

We sponsor an accrued severance plan for our Korean subsidiary, under which we have an accrued liability of $119.8 million as of September 30, 2012. Existing tax laws in Korea limit our ability to currently deduct severance expenses associated with the current plan. These limitations are designed to encourage companies to migrate to a defined contribution or defined benefit plan. If we adopt a new plan, we would be required to fund a significant portion of the existing liability, which could have a material adverse effect on our liquidity, financial condition and cash flows. If we do not adopt a new plan, our ability to currently deduct accrued severance will continue to be limited, and as a result we will have to pay higher taxes, which could adversely affect our liquidity, financial condition and cash flows.

Under the existing Korean plan, to the extent eligible employees are terminated, our Korean subsidiary would be required to make lump sum severance payments on behalf of these eligible employees based on their length of service, seniority and rate of pay at the time of termination. Since our severance plan obligation is significant, in the event of a significant layoff or other reduction in our labor force in Korea, payments under the plan could have a material adverse effect on our liquidity, financial condition and cash flows. See Note 13 to our Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012 and incorporated by reference into this prospectus.

If We Fail to Maintain an Effective System of Internal Controls, We May Not be Able to Accurately Report Financial Results or Prevent Fraud.

Effective internal controls are necessary to provide reliable financial reports and to assist in the effective prevention of fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. We must annually evaluate our internal procedures to satisfy the requirements of Section 404 of the

Sarbanes-Oxley Act of 2002, which requires management and our independent registered public accounting firm to assess the effectiveness of internal control over financial reporting.

As previously reported, we are implementing a new enterprise resource planning (“ERP”) system in a multi-year program on a world-wide basis. We have recently implemented several significant ERP modules and expect to implement additional ERP modules in the future. The implementation of the ERP system represents a change in our internal control over financial reporting. Although we continue to monitor and assess our internal controls in the new ERP system environment as changes are made and new modules are implemented, and have taken additional steps to modify and enhance the design and effectiveness of our internal control over financial reporting, there is a risk that deficiencies may occur that could constitute significant deficiencies or in the aggregate a material weakness.

If we fail to remedy any deficiencies or maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation. In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our operating results or financial condition.

We Face Warranty Claims, Product Return and Liability Risks, the Risk of Economic Damage Claims and the Risk of Negative Publicity if Our Packages Fail.

Our packages are incorporated into a number of end products, and our business is exposed to warranty claims, product return and liability risks, the risk of economic damage claims and the risk of negative publicity if our packages fail. We receive warranty claims from our customers which occur from time to time in the ordinary course of our business. If we were to experience an unusually high incidence of warranty claims, we could incur significant costs and our business could be adversely affected. In addition, we are exposed to the product and economic liability risks and the risk of negative publicity affecting our customers. Our sales may decline if any of our customers are sued on a product liability claim. We also may suffer a decline in sales from the negative publicity associated with such a lawsuit or with adverse public perceptions in general regarding our customers’ products. Further, if our packages are delivered with impurities or defects, we could incur additional development, repair or replacement costs, or suffer other economic losses and our credibility and the market’s acceptance of our packages could be harmed.

Absence of Backlog — The Lack of Contractually Committed Customer Demand May Adversely Affect Our Sales.

Our packaging and test business does not typically operate with any material backlog. Our quarterly net sales from packaging and test services are substantially dependent upon our customers’ demand in that quarter. None of our customers have committed to purchase any significant amount of packaging or test services or to provide us with binding forecasts of demand for packaging and test services for any future period, in any material amount. In addition, our customers often reduce, cancel or delay their purchases of packaging and test services for a variety of reasons including industry-wide, customer-specific and Amkor-specific reasons. Since a large portion of our costs is fixed and our expense levels are based in part on our expectations of future revenues, we may not be able to adjust costs in a timely manner to compensate for any sales shortfall. If we are unable to adjust costs in a timely manner, our margins, operating results, financial condition and cash flows would be adversely affected.

Risks Associated With International Operations — We Depend on Our Factories and Operations in China, Japan, Korea, the Philippines and Taiwan. Many of Our Customers’ and Vendors’ Operations Are Also Located Outside of the U.S.

We provide packaging and test services through our factories and other operations located in China, Japan, Korea, the Philippines and Taiwan. Substantially all of our property, plant and equipment is located outside of the United States. Moreover, many of our customers’ and vendors’ operations are located outside the U.S. The following are some of the risks we face in doing business internationally:

•	changes in consumer demand resulting from deteriorating conditions in local economies;

•	regulations imposed by foreign governments, including limitations or taxes imposed on the payment of dividends and other payments by non-U.S. subsidiaries;

•	fluctuations in currency exchange rates;

•	political, military, civil unrest and terrorist risks, particularly an increase in tensions between North Korea and South Korea;

•	disruptions or delays in shipments caused by customs brokers or government agencies;

•	changes in regulatory requirements, tariffs, customs, duties and other restrictive trade barriers or policies;

•	difficulties in staffing, retention and employee turnover and managing foreign operations, including foreign labor disruptions;

•	difficulty in enforcing contractual rights and protecting our intellectual property rights; and

•	potentially adverse tax consequences resulting from changes in tax laws in the foreign jurisdictions in which we operate.

Changes in the U.S. Tax Law Regarding Earnings Of Our Subsidiaries Located Outside the U.S. Could Materially Affect Our Future Results.

There have been proposals to change U.S. tax laws that would significantly impact how U.S. corporations are taxed on foreign earnings. We earn a substantial portion of our income in foreign countries. Although we cannot predict whether or in what form any of these proposals might be enacted into law, if adopted they could have a material adverse impact on our liquidity, results of operations, financial condition and cash flows.

We Face Risks in Connection with the Continuing Development and Implementation of Changes to Our Management Information Systems.

We depend on our management information systems for many aspects of our business. Some of our key software has been developed by our own programmers, and this software may not be easily integrated with other software and systems. Our systems may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading, replacing or maintaining software, databases or components thereof, power outages, hardware failures, computer viruses, attacks by computer hackers, telecommunication failures, user errors or catastrophic events. In addition, security breaches could result in unauthorized disclosure of confidential information. We have made and continue to make significant investments to implement and evolve our management information systems. In addition, we are implementing a new shop floor system in certain of our factories. We face risks in connection with current and future projects to install new management information systems or upgrade our existing systems. These risks include:

•	we may face delays in the design and implementation of the system;

•	the cost of the system may exceed our plans and expectations and

•

disruptions resulting from the implementation of the system may impact our ability to process transactions and delay shipments to customers, impact our results of operations or financial condition or harm our control environment.

Our business could be materially and adversely affected if our management information systems are disrupted or if we are unable to successfully install new systems or improve, upgrade, integrate or expand upon our existing systems.

We Face Risks Trying to Attract and Retain Qualified Employees to Support Our Operations.

Our success depends to a significant extent upon the continued service of our key senior management and technical personnel, any of whom may be difficult to replace. Competition for qualified employees is intense, and our business could be adversely affected by the loss of the services of any of our existing key personnel, including senior management, as a result of competition or for any other reason. We evaluate our management team and engage in long-term succession planning in order to ensure orderly replacement of key personnel. We do not have employment agreements with our key employees, including senior management or other contracts that would prevent our key employees from working for our competitors in the event they cease working for us. We cannot assure you that we will be successful in our efforts to retain key employees or in hiring and properly training sufficient numbers of qualified personnel and in effectively managing our growth. Our inability to attract, retain, motivate and train qualified new personnel could have a material adverse effect on our business.

Difficulties Consolidating and Integrating Our Operations — We Face Challenges as We Integrate Diverse Operations.

We have experienced, and expect to continue to experience, change in the scope and complexity of our operations resulting primarily from existing and future facility consolidations, strategic acquisitions, joint ventures and other partnering arrangements. For example, the businesses we have acquired had, at the time of acquisition, multiple systems for managing their own production, sales, inventory and other operations. Migrating these businesses to our systems typically is a slow, expensive process requiring us to divert significant resources from other parts of our operations. These changes can strain our managerial, financial, operational and other resources. We may continue to face these challenges in the future. For example, we currently have a 30% investment in J-Devices, with options to acquire additional equity interests up to 80%. If we were to acquire these interests, we would need to integrate the J-Devices operation with our existing systems. The J-Devices integration or other future acquisitions, consolidations and partnering arrangements could result in operating inefficiencies, increased costs and a burden on our resources as we integrate operations.

Dependence on Materials and Equipment Suppliers — Our Business May Suffer If the Cost, Quality or Supply of Materials or Equipment Changes Adversely.

We obtain from various vendors the materials and equipment required for the packaging and test services performed by our factories. We source most of our materials, including critical materials such as leadframes, laminate substrates and gold wire, from a limited group of suppliers. A disruption to the operations of one or more of our suppliers could have a negative impact on our business. For example, the severe earthquake and tsunami in Japan in 2011 had a significant adverse effect on the electronic industry supply chain impacting the supply of specialty chemicals, substrates, silicon wafers, equipment and other supplies to the electronics industry. In addition, we purchase the majority of our materials on a purchase order basis. Our business may be harmed if we cannot obtain materials and other supplies from our vendors in a timely manner, in sufficient quantities, at acceptable quality or at competitive prices. Some of our customers are also dependent on a limited number of suppliers for certain materials and silicon wafers. Shortages or disruptions in our customers’ supply channels could have a material adverse effect on our business, financial condition, results of operations and cash flows. For example, the shortage in the supply of 28 nanometer wafers to some of our customers could delay or otherwise adversely impact the demand for certain of our advanced packaging and test services.

The Dodd-Frank Wall Street Reform and Consumer Protection Act imposes new requirements regarding the supply of minerals originating from the conflict zones of the Democratic Republic of Congo and adjoining countries. Industry associations and some of our customers are also implementing initiatives to improve transparency and accountability concerning the supply of these materials and, in some cases, requiring us to certify that the covered materials we use in our packages do not come from the conflict areas. We may incur additional costs associated with complying with the new requirements and customer initiatives. These new requirements and customer initiatives could affect the sourcing and availability of metals used in the manufacture of semiconductor devices, and we cannot assure you that we will be able to obtain conflict-free materials in sufficient quantities and at competitive prices or that we will be able to verify the origin of all of the metals we use in our manufacturing process. If we are unable to certify that the metals we use in our packages are conflict-free, it could adversely affect our business as some customers may move their business to other suppliers. Our reputation could also be adversely affected.

We purchase new packaging and test equipment to maintain and expand our operations. From time to time, increased demand for new equipment may cause lead times to extend beyond those normally required by equipment vendors. For example, in the past, increased demand for equipment caused some equipment suppliers to only partially satisfy our equipment orders in the normal time frame or to increase prices during market upturns for the semiconductor industry. The unavailability of equipment or failures to deliver equipment on a timely basis could delay or impair our ability to meet customer orders. If we are unable to meet customer orders, we could lose potential and existing customers. Generally, we acquire our equipment on a purchase order basis and do not enter into long-term equipment agreements. As a result, we could experience adverse changes in pricing, currency risk and potential shortages in equipment in a strong market, which could have a material adverse effect on our results of operations.

We are a large buyer of gold and other commodity materials including substrates and copper. The prices of gold and other commodities used in our business fluctuate. Historically, we have been able to partially offset the effect of commodity price increases through price adjustments to some customers and changes in our product designs that reduce the material content and cost, such as the use of shorter, thinner, gold wire and migration to copper wire. However, we typically do not have long-term contracts that permit us to impose price adjustments, and market conditions may limit our ability to do so. Significant price increases may adversely impact our gross margin in future periods to the extent we are unable to pass along past or future commodity price increases to our customers.

Loss of Customers — The Loss of Certain Customers or Reduced Orders from Existing Customers May Have a Significant Adverse Effect on Our Operations and Financial Results.

The loss of a significant customer, a reduction in orders from a significant customer or disruption in any of our significant strategic partnerships or other commercial arrangements may result in a decline in our sales and profitability. Although we have approximately 225 customers, we have derived and expect to continue to derive a large portion of our revenues from a small group of customers during any particular period due in part to the concentration of market share in the semiconductor industry. Our ten largest customers together accounted for approximately 62.4%, 61.0% and 54.2% of our net sales in the nine months ended September 30, 2012, and the years ended December 31, 2011 and 2010, respectively. One customer accounted for more than 10% of our consolidated net sales during the nine months ended September 30, 2012. Two customers each accounted for more than 10% of our consolidated net sales in 2011 and no customer exceeded 10% of consolidated net sales in 2010.

The demand for our services from each customer is directly dependent upon that customer’s level of business activity, the quality and price of our services, our cycle time and delivery performance, the customer’s qualification of additional competitors on products we currently package or test and a number of other factors. Each of these factors could vary significantly from year to year resulting in the loss or reduction of customer orders. Our business is likely to remain subject to this variability in order levels, and we cannot assure you that our key customers or any other customers will continue to place orders with us in the future at the same levels as in past periods.

The loss of one or more of our significant customers, or reduced orders by any one of them and our inability to replace these customers or make up for such orders could reduce our sales and profitability. For example, our facility in Iwate, Japan is primarily dedicated to a single customer, Toshiba Corporation. We have also invested in an unconsolidated affiliate, J-Devices Corporation, for which Toshiba is the primary customer. If we were to lose Toshiba as a customer or if it were to materially reduce its business with us, it could be difficult for us to find one or more new customers to utilize the capacity, which could have a material adverse effect on our operations and financial results. During the nine months ended September 30, 2012, one customer accounted for 19.5% of our consolidated net sales, representing approximately 18.1% of our packaging net sales and 30.3% of our test net sales. If we were to lose our largest customer, or if it significantly reduced its level of business with us, the loss could have a material adverse effect on our business, liquidity, results of operations, financial condition and cash flows.

Capital Additions — We Make Substantial Capital Additions To Support the Demand Of Our Customers, Which May Adversely Affect Our Business If the Demand Of Our Customers Does Not Develop As We Expect or Is Adversely Affected.

We make significant capital additions in order to service the demand of our customers. The amount of capital additions depends on several factors, including the performance of our business, our assessment of future industry and customer demand, our capacity utilization levels and availability, our liquidity position and the availability of financing. Our ongoing capital addition requirements may strain our cash and short-term asset balances, and, in periods when we are expanding our capital base, we expect that depreciation expense and factory operating expenses associated with our capital additions to increase production capacity will put downward pressure on our gross margin, at least over the near term. From time to time, we also make significant capital additions based on specific business opportunities with one or a few key customers, and the additional equipment purchased may not be readily usable to support other customers. If demand is insufficient to fill our capacity, or we are unable to efficiently redeploy such equipment, our capacity utilization and gross margin could be negatively impacted. Our capital additions have increased as we transition to new packaging and test technologies because, among other things, new equipment used for these technologies is generally more expensive and often our existing equipment cannot be redeployed in whole or part for these technologies.

Furthermore, if we cannot generate or raise additional funds to pay for capital additions, particularly in some of the advanced packaging and bumping areas, as well as research and development activities, our growth and future profitability may be adversely affected. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	general market conditions for financing;

•	volatility in fixed income, credit and equity markets; and

•	economic, political and other global conditions.

The lead time needed to order, install and put into service various capital additions is often significant, and, as a result, we often need to commit to capital additions in advance of our receipt of firm orders or advance deposits based on our view of anticipated future demand with only very limited visibility. Although we seek to limit our exposure in this regard, in the past we have from time to time expended significant capital for additions for which the anticipated demand did not materialize for a variety of reasons, many of which were outside of our control. To the extent this occurs in the future, our business, liquidity, results of operations, financial condition and cash flows could be materially adversely affected.

In addition, during periods where customer demand exceeds our capacity, customers may transfer some or all of their business to other suppliers who are able to support their needs. To the extent this occurs, our business, liquidity, results of operations, financial condition and cash flows could be materially adversely affected.

Impairment Charges — Any Impairment Charges Required Under U.S. Generally Accepted Accounting Principles (“GAAP”) May Have a Material Adverse Effect on Our Net Income.

Under U.S. GAAP, we review our long-lived assets including property, plant and equipment, intellectual property and other intangibles for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Factors we consider include significant under-performance relative to expected historical or projected future operating results, significant negative industry or economic trends and our market capitalization relative to net book value. We may be required in the future to record a significant charge to earnings in our financial statements during the period in which any impairment of our long-lived assets is determined. Such charges have had and could have a significant adverse impact on our results of operations and our operating flexibility under our debt covenants.

Litigation Incident to Our Business Could Adversely Affect Us.

We have been a party to various legal proceedings, including those described in Note 16 to our Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012 and incorporated by reference into this prospectus, and may be a party to litigation in the future. If an unfavorable ruling or outcome were to occur in these legal proceedings or future litigation, there could be a material adverse impact on our business, liquidity, results of operations, financial condition, cash flows and the trading price of our securities.

For example, the final award pending in the Tessera arbitration matter could be more than the amount currently accrued, and we expect to record our estimate of interest accruing with the passage of time and may record additional charges as information develops or upon the issuance of the final award. Tessera publicly announced its intention to seek an amount in excess of $125 million. In addition, Tessera recently filed a complaint against Amkor in the U.S. District Court for the District of Delaware. Although we strongly dispute Tessera’s claims, this matter has only recently commenced and the outcome is uncertain. There can be no assurance that the termination of the Tessera license agreement will not have a material impact on our ongoing business and customer relationships, including any supply arrangements with customers formerly benefiting from our rights under the terminated license agreement; that the new complaint filed by Tessera will not result in an unfavorable outcome for the Company, including an injunction and significant damage award or that there will not be any further disputes with Tessera or others involving the Company’s technology or business.

We Could Suffer Adverse Tax and Other Financial Consequences if Taxing Authorities Do Not Agree with Our Interpretation of Applicable Tax Laws Including Whether We Continue to Qualify for Our Tax Holidays.

Our corporate structure and operations are based, in part, on interpretations of various tax laws, including withholding tax, compliance with tax holiday requirements, application of changes in tax law to our operations and other relevant laws of applicable taxing jurisdictions. From time to time, the taxing authorities of the relevant jurisdictions may conduct examinations of our income tax returns and other regulatory filings. We cannot assure you that the taxing authorities will agree with our interpretations, including whether we continue to qualify for our tax holidays. To the extent they do not agree, we may seek to enter into settlements with the taxing authorities which require significant payments or otherwise adversely affect our results of operations or financial condition. We may also appeal the taxing authorities’ determinations to the appropriate governmental authorities, but we cannot be sure we will prevail. If we do not prevail, we may have to make significant payments or otherwise record charges (or reduce tax assets) that adversely affect our results of operations, financial condition and cash flows. Additionally, certain of our subsidiaries operate under tax holidays, which will expire in whole or in part at various dates in the future. As those tax holidays expire, our tax expenses will increase as income from those jurisdictions become subject to higher statutory income tax rates, thereby reducing our liquidity and cash flow.

Intellectual Property — Our Business Will Suffer if We Are Not Able to Develop New Proprietary Technology, Protect Our Proprietary Technology and Operate Without Infringing the Proprietary Rights of Others.

The complexity and breadth of semiconductor packaging and test services are rapidly increasing. As a result, we expect that we will need to develop, acquire and implement new manufacturing processes and packaging design technologies and tools in order to respond to competitive industry conditions and customer requirements. Technological advances also typically lead to rapid and significant price erosion and may make our existing packages less competitive or our existing inventories obsolete. If we cannot achieve advances in packaging design or obtain access to advanced packaging designs developed by others, our business could suffer.

The need to develop and maintain advanced packaging capabilities and equipment could require significant research and development, capital expenditures and acquisitions in future years. In addition, converting to new packaging designs or process methodologies could result in delays in producing new package types, which could adversely affect our ability to meet customer orders and adversely impact our business.

We maintain an active program to protect and derive value from our investment in technology and the associated intellectual property rights. Intellectual property rights that apply to our various packages and services include patents, copyrights, trade secrets and trademarks. We have filed for and have obtained a number of patents in the U.S. and abroad the duration of which varies depending on the jurisdiction in which the patent was filed. While our patents are an important element of our intellectual property strategy, as a whole, we are not materially dependent on any one patent or any one technology. The process of seeking patent protection takes a long time and is expensive. There can be no assurance that patents will issue from pending or future applications or that, if patents are issued, the rights granted under the patents will provide us with meaningful protection or any commercial advantage. Any patents we do obtain may be challenged, invalidated or circumvented and may not provide meaningful protection or other commercial advantage to us.

Some of our technologies are not covered by any patent or patent application. The confidentiality agreements on which we rely to protect these technologies may be breached and may not be adequate to protect our proprietary technologies. There can be no assurance that other countries in which we market our services will protect our intellectual property rights to the same extent as the U.S.

Our competitors may develop, patent or gain access to know-how and technology similar to our own. In addition, many of our patents are subject to cross licenses, several of which are with our competitors.

The semiconductor industry is characterized by frequent claims regarding the infringement of patent and other intellectual property rights. If any third party makes an enforceable infringement claim against us or our customers, we could be required to:

•	discontinue the use of certain processes;

•	cease to provide the services at issue;

•	pay substantial damages;

•	develop non-infringing technologies; or

•	acquire licenses to such technology.

We may need to enforce our patents or other intellectual property rights, including our rights under patent and intellectual property licenses with third parties, or defend ourselves against claimed infringement of the rights of others through litigation, which could result in substantial cost and diversion of our resources. Furthermore, if we fail to obtain necessary licenses, our business could suffer. We have been involved in legal proceedings involving the acquisition and license of intellectual property rights, the enforcement of our existing intellectual property rights or the enforcement of the intellectual property rights of others, including the legal proceeding filed by and against Tessera, Inc., and the complaint filed and ongoing proceeding against Carsem (M) Sdn Bhd, Carsem Semiconductor Sdn Bhd, and Carsem Inc., or collectively “Carsem”, which are described in more detail in Note 16 to our Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012 and incorporated by reference into this prospectus. Unfavorable outcomes in any legal proceedings involving intellectual property could result in significant liabilities and could have a material adverse effect on our business, liquidity, results of operations, financial condition and cash flows. The potential impact from the legal proceedings referred to in this prospectus on our results of operations, financial condition and cash flows could change in the future.

Packaging and Test — Packaging and Test Processes Are Complex and Our Production Yields and Customer Relationships May Suffer from Defects in the Services We Provide.

Semiconductor packaging and test services are complex processes that require significant technological and process expertise. Defective packages primarily result from:

•	contaminants in the manufacturing environment;

•	human error;

•	equipment malfunction;

•	changing processes to address environmental requirements;

•	defective raw materials; or

•	defective plating services.

Test is also complex and involves sophisticated equipment and software. Similar to many software programs, these software programs are complex and may contain programming errors or “bugs.” The test equipment is also subject to malfunction. In addition, the test process is subject to operator error.

These and other factors have, from time to time, contributed to lower production yields. They may also do so in the future, particularly as we adjust our capacity or change our processing steps. In addition, we must continue to expand our offering of packages to be competitive. Our production yields on new packages typically are significantly lower than our production yields on our more established packages.

Our failure to maintain high standards or acceptable production yields, if significant and prolonged, could result in loss of customers, increased costs of production, delays, substantial amounts of returned goods and claims by customers relating thereto. Any of these problems could have a material adverse effect on our business, liquidity, results of operations, financial condition and cash flows.

In addition, in line with industry practice, new customers usually require us to pass a lengthy and rigorous qualification process that may take several months. If we fail to qualify packages with potential customers or existing customers, such failure could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Competition — We Compete Against Established Competitors in the Packaging and Test Business as Well as Internal Customer Capabilities.

The subcontracted semiconductor packaging and test market is very competitive. We face substantial competition from established packaging and test service providers primarily located in Asia, including companies with significant processing capacity, financial resources, research and development operations, marketing and other capabilities. These companies also have established relationships with many large semiconductor companies that are our current or potential customers. If one or more of these competitors were to significantly exceed our expenditures on capacity expansion, our market share and business could be negatively impacted. We also face competition from the internal capabilities and capacity of many of our current and potential IDM customers. In addition, in the future we may compete with companies (including semiconductor foundries) that may enter the market or offer new or emerging technologies that compete with our packages and services. For example, one of the major semiconductor foundries, which is substantially larger and has greater financial resources than we do, has indicated that it is considering an expansion of its operations to include packaging and test services.

We cannot assure you that we will be able to compete successfully in the future against our existing or potential competitors or that our customers will not rely on internal sources for packaging and test services, or that our business, liquidity, results of operations, financial condition and cash flows will not be adversely affected by such increased competition.

Environmental Regulations — Future Environmental Regulations Could Place Additional Burdens on Our Manufacturing Operations.

The semiconductor packaging process uses liquid chemicals, gases and materials. These processes generate by-products that are subject to extensive governmental regulations. For example, at our foreign facilities we produce liquid waste when semiconductor wafers are diced into chips with the aid of diamond saws, then cooled with running water. In addition, semiconductor packages have historically utilized metallic alloys containing lead (Pb) within the interconnect terminals typically referred to as leads, pins or balls. Federal, state and local laws and regulations in the U.S., as well as environmental laws and regulations in foreign jurisdictions, impose various controls on the storage, handling, discharge and disposal of chemicals used in our production processes and on the factories we occupy and are increasingly imposing restrictions on the materials contained in semiconductor products. We may become liable under environmental laws for the cost of cleanup of any disposal or release of hazardous materials arising out of our former or current operations, or otherwise as a result of the existence of hazardous materials on our properties. In such an event, we could be held liable for damages, including fines, penalties and the cost of investigations and remedial actions, and could also be subject to revocation of permits negatively affecting our operations.

Public attention has focused on the environmental impact of semiconductor operations and the risk to neighbors of chemical releases from such operations and to the materials contained in semiconductor products. For example, the European Union’s Restriction of Use of Certain Hazardous Substances in Electrical and

Electronic Equipment Directive imposes strict restrictions on the use of lead and other hazardous substances in electrical and electronic equipment. In response to this directive, and similar laws and developing legislation in countries like China, Japan and Korea, we have implemented changes in a number of our manufacturing processes in an effort to achieve compliance across all of our package types. Complying with existing and possible future environmental laws and regulations, including laws and regulations relating to climate change, may impose upon us the need for additional capital equipment or other process requirements, restrict our ability to expand our operations, disrupt our operations, increase costs, subject us to liability or cause us to curtail our operations.

Our Business and Financial Condition Could be Adversely Affected by Natural Disasters.

We have significant packaging and test and other operations in locations which are subject to natural disasters such as earthquakes, tsunamis, typhoons, floods and other severe weather and geological events that could disrupt our operations. In addition, our suppliers and customers also have significant operations in such locations. A natural disaster that results in a prolonged disruption to our operations, or the operations of our customers or suppliers, could have a material adverse effect on our business, financial condition, results of operations and cash flows. For example, Japan experienced a severe earthquake and tsunami in 2011 that resulted in significant disruption in the electronics industry supply chain and adversely affected Japan’s economy and consumer spending. In addition, in October 2011, Thailand experienced substantial flooding which affected the facilities and operations of customers and suppliers in our industry. As a result, our business, financial condition, results of operations and cash flows could be adversely affected by events such as those in Japan, Thailand or future natural disasters of a similar nature.

Fire, Flood or Other Calamity — With Our Operations Conducted in a Limited Number of Facilities, a Fire, Flood or Other Calamity at one of Our Facilities Could Adversely Affect Us.

We conduct our packaging and test operations at a limited number of facilities. Significant damage or other impediments to any of these facilities, whether as a result of fire, flood, weather, the outbreak of infectious diseases (such as SARs or flu), civil strife, industrial strikes, breakdowns of equipment, difficulties or delays in obtaining materials and equipment, natural disasters, terrorist incidents, industrial accidents or other causes could temporarily disrupt or even shut down our operations, which would have a material adverse effect on our business, financial condition and results of operations. In the event of such a disruption or shutdown, we may be unable to reallocate production to other facilities in a timely or cost-effective manner (if at all) and we may not have sufficient capacity to service customer demands in our other facilities. For example, our operations in Asia are vulnerable to regional typhoons that can bring with them destructive winds and torrential rains, which could in turn cause plant closures and transportation interruptions. In addition, some of the processes that we utilize in our operations place us at risk of fire and other damage. For example, highly flammable gases are used in the preparation of wafers holding semiconductor devices for flip chip packaging. While we maintain insurance policies for various types of property, casualty and other risks, we do not carry insurance for all the above referred risks and with regard to the insurance we do maintain, we cannot assure you that it would be sufficient to cover all of our potential losses.

Continued Control By Existing Stockholders — Mr. James J. Kim and Members of His Family Can Effectively Determine or Substantially Influence The Outcome of All Matters Requiring Stockholder Approval.

As of September 30, 2012, Mr. James J. Kim, our Executive Chairman of the Board of Directors, members of Mr. Kim’s immediate family and affiliates owned approximately 87.9 million shares, or approximately 58%, of our outstanding common stock. The Kim family also has options to acquire approximately 1.0 million shares and owns $150.0 million of our 6.0% Convertible Senior Subordinated Notes due 2014 (the “2014 Notes”) that are convertible into approximately 49.6 million shares of common stock (the “2014 Convert Shares”) at a conversion price of approximately $3.02 per share. If the options are exercised and the 2014 Notes are converted, the Kim family would own an aggregate of approximately 138.5 million shares, or approximately 68%, of our outstanding common stock.

The 2014 Convert Shares and the approximately 13.4 million shares issued upon conversion of the $100.0 million of our 6.25% Convertible Subordinated Notes due 2013 (the “2013 Convert Shares”) are each subject to separate voting agreements. The agreements require the Kim family to vote these respective shares in a “neutral manner” on all matters submitted to our stockholders for a vote, so that such 2013 Convert Shares and 2014 Convert Shares are voted in the same proportion as all of the other outstanding securities (excluding the other shares owned by the Kim family) that are actually voted on a proposal submitted to Amkor’s stockholders for approval. The Kim family is not required to vote in a “neutral manner” any 2013 Convert Shares or 2014 Convert Shares that, when aggregated with all other voting shares held by the Kim family, represent 41.6% or less of the total then-outstanding voting shares of our common stock. The voting agreement for the 2013 Convert Shares terminates upon the earliest of (i) December 1, 2013, (ii) at such time as no principal amount of the 2013 Notes or any 2013 Convert Shares remain outstanding, (iii) a change of control transaction (as defined in the voting agreement), or (iv) the mutual agreement of the Kim family and Amkor. The voting agreement for the 2014 Convert Shares terminates upon the earliest of (i) such time as no principal amount of the 2014 Notes remains outstanding and the Kim family no longer beneficially own any of the 2014 Convert Shares, (ii) consummation of a change of control (as defined in the voting agreement) or (iii) the mutual agreement of the Kim family and Amkor.

Mr. James J. Kim and his family and affiliates, acting together, have the ability to effectively determine or substantially influence matters submitted for approval by our stockholders by voting their shares or otherwise acting by written consent, including the election of our Board of Directors. There is also the potential, through the election of members of our Board of Directors, that the Kim family could substantially influence matters decided upon by our Board of Directors. This concentration of ownership may also have the effect of impeding a merger, consolidation, takeover or other business consolidation involving us, or discouraging a potential acquirer from making a tender offer for our shares, and could also negatively affect our stock’s market price or decrease any premium over market price that an acquirer might otherwise pay.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference contain forward-looking statements within the meaning of the federal securities laws, including but not limited to statements regarding: (1) anticipated demand for our services related to smartphones and tablets, (2) the amount, timing and focus of our expected capital investments, (3) our ability to fund our operating activities for the next twelve months, (4) the effect of capacity utilization rates on our gross margin, (5) the focus of our research and development activities, (6) the expiration of tax holidays in jurisdictions in which we operate and expectations regarding our effective tax rate, (7) the release of valuation allowances related to taxes in the future, (8) the expected use of future cash flows, if any, for the expansion of our business, capital expenditures, the repayment of debt and the repurchase of common stock, (9) our repurchase or repayment of outstanding debt or the conversion of debt in the future, (10) payment of dividends, (11) compliance with our covenants, (12) expected contributions to foreign pension plans, (13) liability for unrecognized tax benefits, (14) the effect of foreign currency exchange rate exposure on our financial results, (15) the volatility of the trading price of our common stock, (16) changes to our internal controls related to implementation of a new enterprise resource planning (“ERP”) system, (17) the timing and amount of the charge and cash payment in respect of the final award in the Tessera arbitration, (18) the timing, costs, benefits and features of the Incheon, Korea facility project and (19) other statements that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “intend” or the negative of these terms or other comparable terminology. Because such statements include risks and uncertainties, actual results may differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the section entitled “Risk Factors” of this prospectus.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private placement of the original notes. We will not receive any cash proceeds from the issuance of the exchange notes. The original notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

The net proceeds from the offering and sale of the original notes in the initial private placement was approximately $294.3 million in the aggregate after deducting estimated fees and expenses and the initial purchasers’ discounts.

We used the net proceeds from the sale of the original notes to repurchase approximately $224.9 million of the debt of certain of our subsidiaries as follows:

•	All of the amount under our April 2007 term loan from a Korean bank maturing in April 2014.

•	All of the amount outstanding under our September 2011 term loan from a Korean bank maturing in March 2016, as well as a prepayment fee.

•	All of the amount outstanding under our April 2010 term loan from a Taiwanese bank maturing in April 2015.

•	All of the amount outstanding under the portion of our January 2012 term loan from a Chinese bank maturing in January 2013.

•	All of the amount outstanding under our March 2010 unsecured term loan with a Japanese bank maturing in September 2012.

Any remaining net proceeds have been or will be used for general corporate purposes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial and other data as of, and for the years ended, December 31, 2011, 2010, 2009, 2008 and 2007 have been derived from our audited consolidated financial statements. The selected historical consolidated financial and other data for the years ended December 31, 2011, 2010 and 2009 and as of December 31, 2011 and 2010 have been derived from our audited financial statements incorporated by reference in this prospectus. The historical financial and other data for the years ended December 31, 2008 and 2007 and as of December 31, 2009, 2008 and 2007 have been derived from our audited financial statements that are not incorporated by reference in this prospectus, and, where applicable, such data was recast for the retrospective application of new accounting guidance for noncontrolling interests in a consolidated subsidiary, which we became subject to beginning January 1, 2009. The selected historical consolidated financial information for the nine months ended September 30, 2012 and 2011 and as of September 30, 2012 are derived from our unaudited consolidated financial statements incorporated by reference in this prospectus. The information set forth below is not necessarily indicative or predictive of results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which are incorporated by reference into this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Statement of Operations Data:
Net sales	$2,036,890	$2,092,590	$2,776,359	$2,939,483	$2,179,109	$2,658,602	$2,739,445
Cost of sales(1)	1,725,802	1,713,848	2,285,790	2,275,727	1,698,713	2,096,864	2,057,572

Gross profit	311,088	378,742	490,569	663,756	480,396	561,738	681,873
Operating expenses:
Selling, general and administrative	160,041	190,853	246,555	242,424	210,907	251,756	254,365
Research and development	40,764	37,921	50,386	47,534	44,453	56,227	41,650
Goodwill impairment(2)	—	—	—	—	—	671,117	—
Gain on sale of real estate and specialty test operations(3)	—	—	(42)	—	(281)	(9,856)	(4,833)

Total operating expenses	200,805	228,774	296,899	289,958	255,079	969,244	291,182

Operating income (loss)	110,283	149,968	193,670	373,798	225,317	(407,506)	390,691

Other expense (income):
Interest expense	60,727	55,992	74,212	85,595	102,396	118,729	133,896
Interest expense, related party	10,477	8,902	12,394	15,250	13,000	6,250	6,250
Interest income	(2,489)	(1,788)	(2,749)	(2,950)	(2,367)	(8,749)	(9,797)
Foreign currency loss (gain)(4)	4,461	1,658	2,178	13,756	3,339	(61,057)	8,961
Loss (gain) on debt retirement, net(5)	—	15,531	15,531	18,042	(15,088)	(35,987)	15,876
Equity in earnings of unconsolidated affiliate(6)	(5,421)	(6,641)	(7,085)	(6,435)	(2,373)	—	—
Other (income) expense, net	(1,511)	(695)	(1,030)	(619)	(113)	(1,004)	668

Total other expense, net	66,244	72,959	93,451	122,639	98,794	18,182	155,854

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Income (loss) before income taxes	44,039	77,009	100,219	251,159	126,523	(425,688)	234,837
Income tax expense (benefit)(7)	9,009	9,475	7,124	19,012	(29,760)	31,788	12,597

Net income (loss)	35,030	67,534	93,095	232,147	156,283	(457,476)	222,240
Net (income) loss attributable to noncontrolling interests	(358)	(576)	(1,287)	(176)	(303)	781	(2,376)

Net income (loss) attributable to Amkor	$34,672	$66,958	$91,808	$231,971	$155,980	$(456,695)	$219,864

Net income (loss) attributable to Amkor per common share:
Basic	$0.21	$0.34	$0.48	$1.26	$0.85	$(2.50)	$1.22

Diluted	$0.19	$0.28	$0.39	$0.91	$0.67	$(2.50)	$1.11

Shares used in computing per common share amounts:
Basic(8)	162,699	195,510	190,829	183,312	183,067	182,734	180,597
Diluted	245,431	278,529	273,686	282,602	263,379	182,734	208,767

	September 30, 2012	December 31,
		2011	2010	2009	2008	2007
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$549,085	$434,631	$404,998	$395,406	$424,316	$410,070
Working capital	444,498	354,644	289,859	327,088	306,174	310,341
Total assets	3,143,557	2,773,047	2,736,822	2,432,909	2,383,993	3,192,606
Total long-term debt	1,586,665	1,287,256	1,214,219	1,345,241	1,438,751	1,611,570
Total debt, including short-term borrowings and current portion of long-term debt	1,627,140	1,346,651	1,364,300	1,434,185	1,493,360	1,764,059
Total Amkor stockholders’ equity	651,513	693,266	630,013	383,209	237,139	654,619

(1)	For the nine months ended September 30, 2012, we recorded a charge of $30.0 million relating to our pending patent license arbitration with Tessera, Inc. During 2008, we recorded a charge of $61.4 million for unpaid royalties relating to the resolution of a patent license dispute, of which $49.0 million related to royalties for periods prior to 2008.

(2)	At December 31, 2008, we recorded a non-cash charge of $671.1 million to write off our remaining goodwill.

(3)	During 2011, we sold real property in Singapore used for operations that were exited as of December 31, 2010. The gain on the sale of the real property was not significant. During 2009, we sold land and dormitory buildings in Korea and recorded a gain of $0.3 million. During 2008, we sold land and a warehouse in Korea and recorded a gain of $9.9 million. During 2007, we recorded a gain of $3.1 million in connection with the sale of real property in Korea used for administrative purposes and a gain of $1.7 million related to an earn-out provision on the sale of our Wichita, Kansas specialty test operation.

(4)	We recognize foreign currency losses (gains) due to the remeasurement of certain of our foreign currency denominated monetary assets and liabilities. During 2008, the net foreign currency gain of $61.1 million is primarily attributable to the significant depreciation of the Korean won and the impact on the remeasurement of our Korean severance obligation.

(5)	During 2011, we recorded a net loss of $15.5 million related to the tender and call of our 9.25% Senior Notes due 2016 and the write-off of the associated unamortized deferred debt issuance costs. During 2010, we recorded a net loss of $18.0 million related to several debt transactions. These transactions included recording a net loss of $17.7 million related to the tender offer to purchase $125.7 million principal amount of our 9.25% Senior Notes due 2016 and the repurchase of an aggregate $411.8 million principal amount of our 7.125% Senior Notes due in 2011 and our 7.75% Senior Notes due in 2013. During 2009, we recorded a net gain of $15.1 million related to the repurchase of an aggregate $289.3 million principal amount of our 7.125% Senior Notes and 2.5% Convertible Senior Subordinated Notes due in 2011 and our 7.75% Senior Notes due in 2013. During 2008, we recorded a gain of $36.0 million related to the repurchase of an aggregate $118.3 million principal amount of our 7.125% Senior Notes and 2.5% Convertible Senior Subordinated Notes due in 2011. In 2007, we recorded a loss of $15.9 million related to the refinancing of a second lien term loan.

(6)	During 2009, we made a 30% equity investment in J-Devices Corporation, which was accounted for using the equity method. We recognized equity in earnings of $7.1 million, $6.4 million and $2.4 million during 2011, 2010 and 2009, respectively, and $5.4 million and $6.6 million for the nine months ended September 30, 2012 and 2011, respectively.

(7)	Generally, our effective tax rate is substantially below the U.S. federal tax rate of 35% because we have experienced taxable losses in the U.S. and our income is taxed in foreign jurisdictions where we benefit from tax holidays or tax rates lower than the U.S. statutory rate. In 2009, a $25.6 million benefit for the release of a valuation allowance in Korea was included in the income tax benefit. In 2008, the $671.1 million goodwill impairment charge did not have a significant income tax benefit. Also, the 2008 income tax provision included a charge of $8.3 million for the establishment of a valuation allowance in Japan.

(8)	In January 2011, the entire $100.0 million aggregate principal amount of our 6.25% Convertible Subordinated Notes due 2013 (the “2013 Notes”) was converted into 13.4 million shares of common stock. Also during 2011 we repurchased 28.6 million shares under the Stock Repurchase Program authorized by our Board of Directors in August 2011. During the nine months ended September 30, 2012, we purchased 16.5 million shares of common stock for an aggregate repurchase of 45.0 million shares.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On September 21, 2012, we sold $300,000,000 in aggregate principal amount of the original notes in a private placement. The original notes were sold to the initial purchasers who in turn resold the original notes to a limited number of “qualified institutional buyers,” as defined in Rule 144A promulgated under the Securities Act, and to non-U.S. persons in transactions outside the United States in reliance on Regulation S of the Securities Act. In connection with the sale of the original notes, we and Deutsche Bank Securities Inc. and UBS Securities LLC, as initial purchasers, entered into a registration rights agreement. Under the registration rights agreement, we agreed to use our reasonable best efforts to file a registration statement regarding the exchange of the original notes for the exchange notes, which are registered under the Securities Act. We have also agreed to use our reasonable best efforts to cause the registration statement to become effective with the Commission and to conduct this exchange offer. For a more detailed explanation of our obligations under the registration rights agreement, see the section entitled “Registration Rights; Additional Interest.”

We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account; and

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.

Resale of the Exchange Notes

Based on a previous interpretation by the Staff of the Commission set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co. Incorporated (available June 5, 1991), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth above in “— Purpose and Effect of the Exchange Offer” apply to you.

If:

•	you are one of our “affiliates,” as defined in Rule 405 of the Securities Act;

•	you are a broker-dealer who acquired original notes in the initial private placement and not as a result of market-making activities or other trading activities; or

•	you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes,

you cannot participate in the exchange offer or rely on the position of the Staff of the Commission contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealers for use in connection with any resale of any such exchange notes so acquired; provided that we will not be required to amend or supplement such prospectus for a period exceeding 90 days after the time of the consummation of the registered exchange offer. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of exchange notes received in exchange for original notes which the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer. The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept original notes for exchange which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on         , 2012, or such later date and time to which we, in our sole discretion, extend the exchange offer, subject to applicable law.

As of the date of this prospectus, $300,000,000 in aggregate principal amount of the original notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the original notes on this date. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer. However, holders of the original notes must cause their original notes to be tendered by book-entry transfer or tender their certificates for the original notes before 5:00 p.m., New York City time, on the expiration date of the exchange offer in order to participate in the exchange offer.

The form and terms of the exchange notes being issued in the exchange offer are the same as the form and terms of the original notes except that:

•	the exchange notes being issued in the exchange offer will have been registered under the Securities Act;

•	the exchange notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the exchange notes being issued in the exchange offer will not contain the registration rights and special interest provisions contained in the original notes.

The exchange notes will evidence the same debt as the original notes and will be issued under the same indenture, so the exchange notes and the original notes will be treated as a single class of debt securities under the indenture. The original notes and the exchange notes will, however, have separate CUSIP numbers.

Outstanding notes being tendered in the exchange offer must be in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered pursuant to the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of the original notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Original notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the indenture. Any original notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See “— Consequences of Failure to Exchange Outstanding Securities.” You do not have any approval or dissenters’ rights under the indenture in connection with the exchange offer.

We will be deemed to have accepted validly tendered original notes when, as and if we will have given oral or written notice of our acceptance of the validly tendered original notes to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of other events set forth in this prospectus or otherwise, certificates for any unaccepted original notes will be returned, or, in the case of original notes tendered by book-entry transfer, those unaccepted original notes will be credited to an account maintained with DTC, without expense to the tendering holder of those original notes, as promptly as practicable after the expiration date of the exchange offer. See “— Procedures for Tendering.”

Those who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instruction in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions, Amendments

The expiration date is 5:00 p.m., New York City time on         , 2012, or such later date and time to which we, in our sole discretion, extend the exchange offer, subject to applicable law. In case of an extension of the expiration date of the exchange offer, we will issue a press release or other public announcement no later than 9:00 a.m. Eastern time, on the next business day after the previously scheduled expiration date. Such notification may state that we are extending this exchange offer for a specified period of time.

Conditions to the Completion of the Exchange Offer

We may not accept original notes for exchange and may terminate or not complete the exchange offer on or prior to the expiration date for the exchange offer if:

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer;

•	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•

any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to adversely affect the extension of credit by banks or other lending institutions;

•

a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

•	if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer.

•

any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer, with such acceptance for exchange or with such exchange;

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

•

any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the Commission prior to the date of commencement of the exchange offer; or

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares; or

•

any new group shall have formed that beneficially owns more than 5% of our outstanding shares of common stock that in our reasonable judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of existing notes;

•

any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939;

•

any governmental approval or approval by holders of the original notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer; or

•

there occurs a change in the current interpretation by the Staff of the Commission which permits the exchange notes to be issued in the exchange offer to be offered for resale, resold and otherwise transferred by the holders of the exchange notes, other than broker-dealers and any holder which is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes acquired in the exchange offer are acquired in the ordinary course of that holder’s business and that holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes to be issued in the exchange offer.

If any of the above events occur on or prior to the expiration date for the exchange offer, we may:

•	terminate the exchange offer and promptly return all tendered original notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered original notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•

waive any unsatisfied condition (other than those dependent upon receipt of necessary governmental approvals) and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us on or prior to the expiration date for the exchange offer. We may waive any condition (other than those dependent upon receipt of necessary governmental approvals) in whole or in part at any time on or prior to the expiration date for the exchange offer in our discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time on or prior to the expiration date for the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will file with the Commission and, if required, distribute to the registered holders of the original notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for Tendering

To effectively tender original notes by book-entry transfer to the account maintained by the exchange agent at DTC, holders of original notes must request a DTC participant to, on their behalf, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance through DTC’s Automated Tender Offer Program (“ATOP”). DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An “agent’s message” is a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, as defined below, which states that DTC has received an express acknowledgment from the DTC participant tendering original notes on behalf of the holder of such original notes that such DTC participant has received and agrees to be bound by the terms and conditions of the exchange offer as set forth in this prospectus and the related letter of transmittal and that we may enforce such agreement against such participant. Timely confirmation of a book-entry transfer of the original notes into the exchange agent’s account at DTC (a “book-entry confirmation”) pursuant to the book-entry transfer procedures described below, as well as an agent’s message pursuant to DTC’s ATOP system must be delivered to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

To effectively tender any original notes held in physical form, a holder of the original notes must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or a facsimile thereof, together with the certificates representing such original notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Holders of original notes whose certificates for original notes are not lost but are not immediately available or who cannot deliver their certificates and all other documents required by the letter of transmittal to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date, or who cannot complete the procedures for book-entry transfer on or prior to 5:00 p.m., New York City time, on the expiration date, may tender their original notes according to the guaranteed delivery procedures set forth in “— Guaranteed Delivery Procedures” below.

The method of delivery of the letter of transmittal, any required signature guarantees, the original notes and all other required documents, including delivery of original notes through DTC, and transmission of an agent’s message through DTC’s ATOP system, is at the election and risk of the tendering holders, and the delivery will be deemed made only when actually received or confirmed by the exchange agent. If original notes are sent by mail, it is suggested that the mailing be registered mail, properly insured, with return receipt requested, made sufficiently in advance of the expiration date, as desired, to permit delivery to the exchange agent prior to 5:00 p.m. on the expiration date. Holders tendering original notes through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such respective date.

No original notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all original notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

The tender by a holder of original notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

Holders of original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wish to tender must contact such registered holder promptly and instruct such registered holder how to act on such non-registered holder’s behalf.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (each an “eligible institution”) unless the original notes tendered pursuant to the letter of transmittal or a notice of withdrawal are tendered:

•

by a registered holder of original notes (which term, for purposes of the exchange offer, includes any participant in the DTC system whose name appears on a security position listing as the holder of such original notes) who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

If the letter of transmittal is signed by a person other than the registered holder, the original notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the original notes.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not validly tendered or any original notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of original notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

Although we have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any original notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any original notes after the completion of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

By tendering, each holder will represent to us that, among other things:

•	it is not an affiliate of ours;

•	the person acquiring the exchange notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and

•

neither the holder nor such person is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer.

If any holder or any such other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of exchange notes to be acquired in the exchange offer, that holder or any such other person:

•	may not participate in the exchange offer;

•	may not rely on the applicable interpretations of the Staff of the Commission; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its original notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all of the conditions to the exchange offer on or prior to the expiration date for the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and will issue exchange notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

For each original note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes, or if no interest has been paid on the original notes, from September 21, 2012. As a result, registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the original notes, from September 21, 2012. Original notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes accepted for exchange will not receive any payment of accrued interest on such original notes on any interest payment date if the relevant record date occurs on or after the closing date of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the original notes under certain circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes in the exchange offer for original notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such original notes or a book-entry confirmation of such original notes into the exchange agent’s account at DTC or certificates for such original notes;

•	an agent’s message or a properly completed and duly executed letter of transmittal; and/or

•	any other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered original notes, or if a holder submits original notes for a greater principal amount than the holder desires to exchange or a holder withdraws original notes, we will return such unaccepted, non-exchanged or withdrawn original note without cost to the tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged original notes will be credited to an account maintained with DTC.

We will return the original notes or have them credited to the DTC account as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will establish an account with respect to the original notes at DTC for purposes of this exchange offer. Any financial institution that is a participant in DTC’s ATOP systems may use DTC’s ATOP procedures to tender original notes. Such participant may make a book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of original notes may be effected through a book-entry transfer at DTC, the letter of transmittal, or facsimile thereof, with any required signature guarantees, or an agent’s message pursuant to the ATOP procedures and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth in this prospectus at or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC will not constitute valid delivery to the exchange agent.

Guaranteed Delivery Procedures

If your certificates for original notes are not lost but are not immediately available or you cannot deliver your certificates and any other required documents to the exchange agent at or prior to 5:00 p.m., New York City time, on the expiration date, or you cannot complete the procedures for book-entry transfer at or prior to 5:00 p.m., New York City time, on the expiration date, you may nevertheless effect a tender of your original notes if:

•	the tender is made through an eligible institution;

•

on or prior to the expiration date for the exchange offer, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a validly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus, or an agent’s message with respect to guaranteed delivery which:

•	sets forth your name and address and the amount of your original notes tendered;

•	states that the tender is being made thereby; and

•

guarantees that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of original notes may be properly withdrawn at any time prior 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal of a tender to be effective, a written notice of withdrawal delivered by hand, overnight by courier or by mail, or a manually signed facsimile transmission, or a properly transmitted “Request Message” through DTC’s ATOP system, must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

•	specify the name of the person that tendered the original notes to be properly withdrawn;

•	identify the original notes to be properly withdrawn, including certificate number or numbers and the principal amount of such original notes;

•

in the case of original notes tendered by book-entry transfer, specify the number of the account at DTC from which the original notes were tendered and specify the name and number of the account at DTC to be credited with the properly withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such original notes exchanged for exchange notes;

•

other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of such original notes in the name of the person withdrawing the tender; and

•	specify the name in which such original notes are registered, if different from the person who tendered such original notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, and our determination shall be final and binding on all parties. Any original notes so properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. No exchange notes will be issued with respect to any withdrawn original notes unless the original notes so withdrawn are later tendered in a valid fashion. Any original notes that have been tendered for exchange but are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such original notes will be credited to an account maintained with DTC for the original notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following the procedures described above at any time at or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for this exchange offer. Letters of transmittal, agent’s message or Request Messages through DTC’s ATOP system, notices of guaranteed delivery and all correspondence in connection with this exchange offer should be sent or delivered by each holder of original notes or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the exchange agent at the following address:

U.S. Bank National Association

60 Livingston Ave.

St. Paul, MN 55107

Attn: Specialized Finance

Amkor Technology, Inc.

6.375% Senior Notes due 2022

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Delivery or facsimile to a party other than the exchange agent will not constitute valid delivery.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us.

Except as described above, we will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. We will, however, pay the reasonable and customary fees and out-of-pocket expenses of the exchange agent, the trustee, and legal, accounting, and related fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this prospectus and related documents to the beneficial owners of the original notes, and in handling or forwarding tenders for exchange.

We will also pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to this exchange offer. If, however, original notes are to be issued for principal amounts not tendered or accepted for exchange in the name of any person other than the registered holder of the original notes tendered or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of original notes pursuant to this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the consent and letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

The cash expenses to be incurred in connection with the exchange offer are estimated in the aggregate to be approximately $0.1 million. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among other expenses.

Accounting Treatment

We will record the exchange notes at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the exchange notes are substantially identical to the terms of the original notes. Third party costs related to the exchange offer will be expensed as incurred, but costs to the creditor (if any) are treated as a discount, and will be amortized over the term of the exchange.

Consequences of Failure to Exchange Outstanding Securities

Holders who desire to tender their original notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange.

Original notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes set forth in the indenture for the exchange notes. Except in limited circumstances with respect to specific types of holders of original notes, we will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws other than pursuant to this registration statement. Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the exchange notes issued in the exchange offer and any original notes which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

DESCRIPTION OF OTHER INDEBTEDNESS

Debt of Amkor Technology, Inc.

Senior Secured Revolving Credit Facility

In June 2012, we amended and restated our $100.0 million senior secured revolving credit facility (the “Revolving Credit Facility”) to increase the facility amount to $150.0 million and extend its term by two years to June 2017. The Revolving Credit Facility has a letter of credit sub-limit of $25.0 million. As amended, interest is charged under the Revolving Credit Facility at a floating rate based on the base rate in effect from time to time plus the applicable margins which range from 0.25% to 1.00% for base rate revolving loans or LIBOR plus 1.5% to 2.25% for LIBOR revolving loans. The LIBOR-based interest rate at September 30, 2012 was 1.71%. There have been no borrowings under our Revolving Credit Facility as of September 30, 2012; however, we have utilized $0.3 million of the available letter of credit sub-facility of $25.0 million. The borrowing base for the Revolving Credit Facility is based on the amount of our eligible accounts receivable, which exceeded $150.0 million as of September 30, 2012.

The Revolving Credit Facility contains a number of affirmative and negative covenants which could restrict our operations. If we were to default under the Revolving Credit Facility, we would not be permitted to draw additional amounts, and the lenders could accelerate our obligation to pay all outstanding amounts.

Senior Notes

In May 2010, we issued $345.0 million of our 7.375% Senior Notes due 2018 (the “2018 Notes”). The 2018 Notes were issued at par and are senior unsecured obligations. Interest is payable semi-annually on May 1 and November 1 of each year, commencing on November 1, 2010. The 2018 Notes are redeemable by us prior to May 1, 2014, provided that we pay the holders thereof a “make-whole” premium. After May 1, 2014, the 2018 Notes are redeemable by us at specified prices, beginning at 103.688% plus accrued and unpaid interest to, but excluding, the redemption date. As of September 30, 2012, there was $345.0 million of our 2018 Notes outstanding.

In May 2011, we issued $400.0 million of our 6.625% Senior Notes due 2021 (the “2021 Notes”). The 2021 Notes were issued at par and are senior unsecured obligations. Interest is payable semi-annually on June 1 and December 1 of each year at a rate of 6.625%, commencing on December 1, 2011. Mr. James J. Kim, our Executive Chairman of the Board of Directors and our largest stockholder, and an affiliate of Mr. James J. Kim (collectively, the “Kim Purchasers”) purchased $75.0 million aggregate principal amount of the 2021 Notes in the offering. In addition, we entered into a letter agreement with the Kim Purchasers pursuant to which we agreed to register the resale of their 2021 Notes with the U.S. Securities Exchange Commission upon request of the Kim Purchasers at any time after May 20, 2012. The 2021 Notes are redeemable by us prior to June 1, 2015, provided that we pay the holders thereof a “make-whole” premium. After June 1, 2015, the 2021 Notes are redeemable by us at specified prices, beginning at 104.969% plus accrued and unpaid interest to, but excluding, the redemption date. As of September 30, 2012, there was $400.0 million of our 2021 Notes outstanding.

The senior notes contain a number of affirmative and negative covenants which could restrict our operations.

Convertible Senior Subordinated Notes

In April 2009, we issued $250.0 million of our 6.0% Convertible Senior Subordinated Notes due April 2014 (the “2014 Notes”). The 2014 Notes are convertible at any time prior to the maturity date into our common stock at a price of approximately $3.02 per share, subject to adjustment. The 2014 Notes are subordinated to the prior payment in full of all of our senior debt. The 2014 Notes were purchased by certain qualified institutional buyers and Mr. James J. Kim, our Executive Chairman of the Board of Directors, and an entity controlled by Mr. Kim. Mr. Kim and his affiliate purchased $150.0 million of the 2014 Notes. The $244.5 million of net proceeds received were used to reduce debt. We may not redeem the 2014 Notes prior to maturity. As of September 30, 2012, there was $250.0 million of our 2014 Notes outstanding.

The convertible notes contain a number of affirmative and negative covenants which could restrict our operations.

Debt of Subsidiaries

Revolving Credit Facilities

In June 2012, Amkor Technology Korea, Inc., a Korean subsidiary (“ATK”), entered into a $41.0 million revolving credit facility with a Korean bank with a term of 12 months. The loan bears interest at the foreign currency funding-linked base rate plus 2.33% (4.49% as of September 30, 2012). Principal is payable upon maturity and interest is paid monthly. The loan is collateralized with certain land, buildings and equipment at our ATK facilities. As of September 30, 2012, $41.0 million was available to be drawn.

In January 2012, Amkor Technology Taiwan Ltd, a Taiwanese subsidiary, converted the existing NT$1.5 billion term loan from a Taiwanese to a U.S. dollar denominated term loan. The term loan previously bore interest at the 90-day primary commercial paper rate plus 0.835% and now bears interest at the Taipei Foreign Exchange six month U.S. dollar rate plus a bank-determined spread (2.54% as of September 30, 2012). In September 2012, the term loan was paid off in full. In addition, the term loan was converted to a revolving credit facility. All other terms and conditions remain the same. At conversion, availability under the revolving credit facility was $44.0 million and subsequent availability steps down $5.0 million every six months from the original available balance, with a balloon payment of the remaining balance at maturity. As of September 30, 2012, $44.0 million was available to be drawn.

Secured Term Loans

In March 2012, ATK entered into a $100.0 million term loan with a Korean bank, which is due upon maturity in March 2015. The proceeds of the loan were used to repay in full the $98.0 million outstanding balance due under a prior loan and to fund capital expenditures. The term loan bears interest at a foreign currency funding-linked base rate plus 2.30% (4.58% as of September 30, 2012) to be paid monthly. The term loan is collateralized by substantially all the land, factories and equipment located at our ATK facilities.

In June 2012, ATK entered into a $150.0 million, five-year secured term loan with a Korean bank which is collateralized by substantially all the land, factories and equipment located at our ATK facilities. Interest is paid quarterly, $50.0 million at LIBOR plus 3.90% (4.36% as of September 30, 2012) (“Tranche A”) and $100.0 million at LIBOR plus 3.94% (4.38% as of September 30, 2012) (“Tranche B”). As of September 30, 2012, ATK borrowed $50.0 million from Tranche A and $25.0 million from Tranche B. The proceeds of Tranche A were used to fully repay an ATK term loan due July 2014. In October 2012, an additional $20.0 million was borrowed from Tranche B. The remaining $55.0 million available under Tranche B can be borrowed through June 2013 to fund capital additions. The term loan is due in full upon maturity in July 2017.

The agreements governing these term loans contain a number of affirmative and negative covenants which could restrict our operations.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the caption “— Certain Definitions.” In this description, the word “Amkor” refers only to Amkor Technology, Inc. and not to any of its Subsidiaries. The term “Notes” refers to the original notes and the exchange notes.

Amkor issued the Notes under an Indenture (the “Indenture”) between itself and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

We may issue an unlimited principal amount of additional notes (the “Additional Notes”) under the Indenture having identical terms and conditions as the Notes, other than the issue date, the issue price, the payment of interest accruing prior to the issue date of such Additional Notes and the first interest payment date. The Notes and any Additional Notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes or securities law purposes, the Additional Notes shall, to the extent required, have a separate CUSIP number. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. The Indenture has been filed as an exhibit to this Registration Statement.

Ranking

The Notes are:

•	general unsecured, senior obligations of us and any of our Subsidiaries that become Guarantors of the Notes;

•

effectively subordinated in right of payment to all of our existing and future secured debt, including any amounts outstanding under our Revolving Credit Facility, to the extent of the value of the collateral securing that debt;

•	structurally subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of any of our Subsidiaries that are not Guarantors of the Notes;

•	equal in right of payment with all our existing and future unsecured senior debt, including our outstanding 2018 Notes and our outstanding 2021 Notes; and

•	senior in right of payment to all our existing and future debt that expressly provides that it is subordinated to the Notes, including our outstanding Convertible Subordinated Notes.

The Notes are “Designated Senior Debt” for purposes of the indentures governing our Convertible Subordinated Notes.

Following the Issue Date, certain of our Restricted Subsidiaries may become Guarantors pursuant to “— Certain Covenants — Future Subsidiary Guarantees.” The Notes are not currently guaranteed by any of our Subsidiaries. The Notes Guarantee of any future Guarantor will be:

•	the general unsecured, senior obligation of such Guarantor;

•	effectively subordinated in right of payment to the existing and future secured debt, if any, of such Guarantor to the extent of the value of the collateral securing that debt;

•	equal in right of payment with the existing and future unsecured senior debt of such Guarantor; and

•	senior in right of payment to the existing and future debt of such Guarantor that expressly provides that it is subordinated to the Notes.

As of September 30, 2012, Amkor had total outstanding debt of $1,627.1 million, $1,045.0 million of which was senior debt, $250.0 million of which was senior subordinated debt and $332.1 million of which was secured debt. Subject to certain limitations, the Indenture will permit us to incur substantial additional secured debt.

We conduct a large portion of our operations through our Subsidiaries. Accordingly, our ability to meet our cash obligations is dependent upon the ability of our Subsidiaries to make cash payments to us. Payments from our Subsidiaries are expected to be a large source of funds for payment of interest on the Notes. The claims of creditors (including trade creditors) of any Subsidiary that is not a Guarantor will generally have priority as to the assets of such Subsidiary over the claims of the holders of the Notes. In the event of a liquidation of any Subsidiary that is not a Guarantor, our right to receive the assets of any such Subsidiary (and the resulting right of the holders of the Notes to have a direct claim on the distribution of the proceeds of those assets) will structurally be subordinated by operation of law to the claims of creditors (including trade creditors) of such Subsidiary and holders of such Subsidiary’s preferred stock and any Guarantees by such Subsidiary of Indebtedness of Amkor. If Amkor were a creditor of such Subsidiary or a holder of its preferred stock, we would be entitled to participate in the distribution of the proceeds of such Subsidiary’s assets. Our claims would, however, remain subordinate to any Indebtedness or preferred stock of such Subsidiary that is senior in right of payment to the Indebtedness or preferred stock held by us. In the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or any assignment for the benefit of our creditors or a marshaling of our assets or liabilities, holders of the Notes may receive ratably less than other such creditors or interest holders.

As of September 30, 2012, the liabilities of all of our Subsidiaries (including trade payables) amounted to $1,075.0 million, excluding intercompany liabilities. Subject to certain limitations, the Indenture will permit our Subsidiaries to incur substantial additional debt.

As of the date of the Indenture, all our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

Principal, Maturity and Interest

The Notes will mature on October 1, 2022.

Interest on the Notes will accrue at the rate of 6.375% per annum and will be payable semiannually in arrears on April 1 and October 1, commencing on April 1, 2013. Amkor will make each interest payment to the holders of record of the Notes on the immediately preceding March 15 and September 15.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Amkor will issue Notes in denominations of $2,000 and integral multiples of $1,000 thereafter.

Additional interest is payable with respect to the Notes in certain circumstances if the Company does not consummate the exchange offer or shelf registration, as applicable, as provided in the Registration Rights Agreement referred to under the heading “Registration Rights; Additional Interest” in this prospectus.

Notes Guarantees

Each future Domestic Subsidiary that is a Significant Subsidiary of the Company will be required to Guarantee the Notes. As of the date hereof, we have no Domestic Subsidiaries that are Significant Subsidiaries and, accordingly, the Notes are not Guaranteed by any of our Subsidiaries.

A Notes Guarantee will be released:

•

in connection with any sale or other disposition of all or substantially all of the assets or all of the Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Domestic Subsidiary of the Company, if such sale or other disposition is in compliance with the covenant described in “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

•	upon the designation of such Guarantor as an Unrestricted Subsidiary, in accordance with the terms of the Indenture; or

•

upon the delivery by the Company to the Trustee of an Officers’ Certificate certifying that such Guarantor does not constitute a Significant Subsidiary or a Domestic Subsidiary within the meaning of the Indenture.

Under certain circumstances, bankruptcy “fraudulent conveyance” laws or other similar laws could invalidate the Notes Guarantees. If this were to occur, the Company would also be unable to access the assets of the Guarantors to service the Notes to the extent such Guarantors were restricted from distributing funds to the Company.

Optional Redemption

Except as set forth below, the Notes will not be redeemable at the option of Amkor prior to October 1, 2016. Starting on that date, the Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following redemption prices are for the Notes redeemed during the 12-month period commencing on October 1 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2016	104.781%
2017	103.188%
2018	101.594%
2019 and thereafter	100.000%

In addition, at any time, and from time to time, prior to October 1, 2016, the Notes are subject to redemption upon not less than 30 nor more than 60 days’ notice, as a whole or in part, at the election of Amkor, at a price equal to the sum of (i) 100% of the principal amount thereof plus accrued interest and additional interest, if any, to, but excluding, the redemption date plus (ii) the Make-Whole Amount, if any.

At any time, and from time to time, prior to October 1, 2015, Amkor may redeem up to a maximum of 35% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the proceeds of one or more Equity Offerings at a redemption price (expressed as a percentage of the principal amount) equal to 106.375% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption at least 65% of the original aggregate principal amount of the Notes (excluding Notes held by Amkor and its Subsidiaries and calculated after giving effect to any issuance of Additional Notes) remains outstanding. The redemption must occur within 45 days of the date of the closing of such Equity Offering.

Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the redemption date to the Holder of each Note to be redeemed to such Holder’s last address as then shown upon the registry books of our registrar.

Repurchase at the Option of Holders

Offer to Repurchase Upon Change of Control

If a Change of Control occurs, each holder of the Notes will have the right to require Amkor to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 thereafter) of that holder’s Notes pursuant to an offer made by Amkor (the “Change of Control Offer”). In the Change of Control Offer, Amkor will offer to make a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and additional interest, if any, thereon to, but excluding, the date of purchase. Within 30 days following any Change of Control, Amkor will deliver a notice to each holder of the Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. Amkor will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

On the Change of Control Payment Date, Amkor will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by Amkor.

The Paying Agent will promptly deliver to each holder of the Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter.

Amkor will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Amkor to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that Amkor repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Amkor will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Amkor and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Amkor and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Notes to require Amkor to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all the assets of Amkor and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Offer to Repurchase by Application of Excess Proceeds of Asset Sales

Amkor will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Amkor (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests sold or otherwise disposed of;

(2) such fair market value is determined by the Board of Directors; and

(3) at least 75% of the consideration therefor received by Amkor or such Restricted Subsidiary is in the form of cash or other Qualified Proceeds.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Amkor may apply such Net Proceeds at its option:

(1) to repay Permitted Bank Debt, and if such Permitted Bank Debt is revolving debt, to effect a corresponding commitment reduction thereunder or Indebtedness of the applicable Restricted Subsidiary;

(2) to acquire all or substantially all the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure;

(4) to acquire any other assets that are used or useful in a Permitted Business; or

(5) any combination of the foregoing; provided that, in the case of clauses (2), (3) and (4) above, a binding commitment entered into within such 365-day period shall be treated as a permitted application of the net proceeds so long as such net proceeds shall be applied to satisfy such commitment within 365 days of the date of such commitment.

Pending the final application of any such Net Proceeds, Amkor may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the preceding paragraph within 365 days of such Asset Sale will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, Amkor will make an offer (the “Asset Sale Offer”) to all holders of the Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Amkor may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

Restricted Payments

Amkor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Amkor’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Amkor or any of its Restricted Subsidiaries) or to the direct or indirect holders of Amkor’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Amkor or to Amkor or a Restricted Subsidiary of Amkor);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Amkor) any Equity Interests of Amkor or any direct or indirect parent of Amkor or any Restricted Subsidiary of Amkor (other than any such Equity Interests owned by Amkor or any Restricted Subsidiary of Amkor);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except (a) a payment of interest or principal at the Stated Maturity thereof, (b) the purchase, redemption, defeasance or other acquisition or retirement thereof for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, defeasance, acquisition or retirement, (c) payments on or with respect to, and the purchase, redemption, defeasance or other acquisition or retirement of, the 2014 Notes in an amount not to exceed $50.0 million; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) Amkor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Expense Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Amkor and its Restricted Subsidiaries after the 2018 Notes Issue Date (excluding Restricted Payments permitted by clauses (2) through (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Amkor for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing on January 1, 2010 to the end of Amkor’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds, and the fair market value of any property other than cash, received by Amkor since January 1, 2010 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Amkor (other than Disqualified Stock) (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Amkor), plus

(c) to the extent that any Restricted Investment that was made after the 2018 Notes Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

(d) the amount by which (i) Indebtedness (other than Disqualified Stock) of Amkor or any Restricted Subsidiary (1) issued after the 2018 Notes Issue Date or (2) consisting of Amkor’s Convertible Subordinated Notes, in each case, is reduced on Amkor’s consolidated balance sheet (if prepared in accordance with GAAP as of the date of determination) on or after the 2018 Notes Issue Date and (ii) Disqualified Stock of Amkor issued after the 2018 Notes Issue Date (held by any Person other than any Restricted Subsidiary) is reduced (measured with reference to its redemption or repurchase price), in each case, as a result of the conversion or exchange of any such Indebtedness or Disqualified Stock into Equity Interests (other than Disqualified Stock) of Amkor, less, in each case, any cash distributed by Amkor upon such conversion or exchange, plus

(e) to the extent that any Investment in any Unrestricted Subsidiary that was made after the 2018 Notes Issue Date is sold for cash or otherwise liquidated, repaid for cash or such Unrestricted Subsidiary is converted into a Restricted Subsidiary, the lesser of (i) an amount equal to the sum of (A) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Amkor or any Restricted Subsidiary from Unrestricted Subsidiaries, and (B) the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, and (ii) the remaining amount of the Investment in such Unrestricted Subsidiary which has not been repaid or converted into cash or assets.

The preceding provisions will not prohibit:

(1) the payment of any dividend or consummation of any irrevocable redemption within 60 days after the date of declaration or giving of redemption notice thereof, if at the date of declaration or notice, no Default has occurred and is continuing or would be caused thereby, and such payment or redemption would have complied with the provisions of the Indenture;

(2) the making of any payment on or with respect to, or in connection with the purchase, defeasance, redemption, acquisition or retirement for value of, any Indebtedness of Amkor or any Restricted Subsidiary that is subordinated to the Notes or any Equity Interests of Amkor or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Amkor) of, (i) any subordinated Indebtedness of Amkor or (in the case of Indebtedness of any Restricted Subsidiary only) any Restricted Subsidiary or (ii) any Equity Interests (other than Disqualified Stock) of Amkor; provided that the amount of net cash proceeds under this provision (2) that are utilized for any such payment, purchase, defeasance, redemption, acquisition or retirement shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the making of any payment on or with respect to, or in connection with, the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of Amkor or any Restricted Subsidiary that is subordinated to the Notes with the net cash proceeds from the incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or other distribution by a Restricted Subsidiary of Amkor to the holders of its Equity Interests so long as Amkor or, if such Equity Interests are held by another Restricted Subsidiary, such other Restricted Subsidiary receives at least its pro rata share;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Amkor or any Restricted Subsidiary of Amkor or any distribution, loan or advance to a parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company in each case held by any current or former employee, officer, director or the like (or their assigns, estates or heirs) of the Company or any Restricted Subsidiary of the Company pursuant to any employee equity subscription agreement, equity ownership plan or equity award agreement or other compensation agreement in effect from time to time; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10.0 million in any twelve-month period (plus the net cash proceeds from the issuance of Equity Interests to employees, officers, directors or the like) in the aggregate since the Issue Date (it being understood that the cancellation of Indebtedness owed by current or former employees, officers, directors or the like to Amkor or any Restricted Subsidiary of Amkor in connection with such repurchase, redemption or other acquisition or retirement will not be deemed to be a Restricted Payment);

(6) the making of any payment on or with respect to, or repurchase, redemption, defeasance or other acquisition or retirement for value of the Convertible Subordinated Notes or any future convertible notes of Amkor solely by the honoring by Amkor of any request to convert such notes into Equity Interests (other than Disqualified Stock) by a holder of either such convertible notes or such future convertible notes (including the payment by Amkor of any cash in lieu of fractional shares) in accordance with their terms;

(7) that portion of Investments the payment for which consists exclusively of Equity Interests (other than Disqualified Stock) of Amkor;

(8) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $200.0 million;

(9) the purchases, repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of Amkor deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests or other convertible securities if such Equity Interest represents a portion of the exercise or exchange price thereof, and any purchases, repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of Amkor made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Equity Interests;

(10) any payments to one or more stockholders of Amkor in connection with settling stockholder obligations for income taxes in respect of tax periods ending prior to the conversion of Amkor from “S” corporation status to “C” corporation status;

(11) in the case of an Asset Sale, an asset sale offer required under terms of other Indebtedness of the Company if prior to or simultaneously therewith Amkor shall have complied with its obligations to the holders of the Notes under the “Asset Sale” covenant contained in the Indenture;

(12) in the case of a Change of Control, the repayment, repurchase, redemption or other acquisition or retirement of Indebtedness required in connection with such Change of Control by the provisions of such Indebtedness if prior to or simultaneously therewith Amkor has complied with its obligations to the holders of the Notes under the “Change of Control” covenant contained in the Indenture;

(13) the making of any payment on or with respect to, or in connection with, the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of Amkor or any Restricted Subsidiary of Amkor to Amkor or any Restricted Subsidiary of Amkor (i.e., intercompany Indebtedness);

(14) so long as no Default has occurred and is continuing or would be caused as a consequence of such payment, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock or preferred stock of Amkor or any Restricted Subsidiary of Amkor issued on or after the Issue Date in accordance with the test described in the first paragraph under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the calculation of Consolidated Interest Expense;

(15) cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of Amkor or a Restricted Subsidiary of Amkor;

(16) payments or distributions to dissenting stockholders pursuant to applicable law in connection with or in contemplation of a merger, consolidation or transfer of assets that complies with the provisions of the Indenture relating to mergers, consolidations or transfers of substantially all of Amkor’s assets; and

(17) the making of any payment on or with respect to, or in connection with, the defeasance, redemption, repurchase, retirement or other acquisition of Disqualified Stock of Amkor or any Restricted Subsidiary of Amkor with the net cash proceeds from the substantially concurrent sale of Disqualified Stock of Amkor or a Restricted Subsidiary of Amkor.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Amkor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment without giving effect to subsequent changes in value. The fair market value of any assets or securities that are required to be valued by this covenant with a fair market value in excess of $25.0 million shall be evidenced by an Officer’s Certificate which shall be delivered to the Trustee. In the event that a payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including, without limitation, clause (a), Amkor, in its sole discretion, may order, classify and subdivide, and from time to time may reorder, resubdivide and reclassify, such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

Amkor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Amkor will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Amkor and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt), and Amkor may issue Disqualified Stock, and any Restricted Subsidiary that is a Guarantor may issue preferred stock, if the Consolidated Interest Expense Coverage Ratio for Amkor’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the proceeds thereof applied at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Amkor and any Restricted Subsidiary of any Permitted Bank Debt; provided that the aggregate principal amount of all Permitted Bank Debt at any one time outstanding shall not exceed $100.0 million plus 85% of the consolidated accounts receivable of Amkor plus 50% of the consolidated inventory of Amkor;

(2) the incurrence by Amkor and its Subsidiaries of Existing Indebtedness;

(3) the incurrence by Amkor and any Guarantor of Indebtedness represented by the Notes (other than any Additional Notes), and any Subsidiary Guarantees;

(4) the incurrence by Amkor or any of its Restricted Subsidiaries of (a) Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of design, construction or improvement of property, plant or equipment used in the business of Amkor or such Restricted Subsidiary and (b) Capital Lease Obligations, in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $75.0 million and 10% of Amkor’s Consolidated Net Assets;

(5) the incurrence by Amkor or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, renew, discharge, extend, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (5), (8), (13) or (14) of this paragraph;

(6)(x) the incurrence by Amkor or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Amkor and any of its Restricted Subsidiaries; provided, however, that:

(a) if Amkor or any Guarantor is the obligor on such Indebtedness and such Indebtedness is in favor of a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of Amkor, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Amkor or a Wholly Owned Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Amkor or a Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Amkor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6); and

(y) the issuance by any Restricted Subsidiary of Amkor, to Amkor or to any other Wholly Owned Restricted Subsidiary of Amkor, of shares of Preferred Stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Amkor or a Restricted Subsidiary of Amkor; and (b) any sale or other transfer of any such Preferred Stock to a Person that is not either Amkor or a Wholly Owned Restricted Subsidiary of Amkor, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (6);

(7) the incurrence by Amkor or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate, commodity or currency risk in the ordinary course of business for bona fide hedging purposes; provided that the notional principal amount of any such Hedging Obligation with respect to interest rates does not exceed the amount of Indebtedness or other liability to which such Hedging Obligation relates;

(8) the Guarantee by Amkor or any of the Guarantors of Indebtedness of Amkor or a Restricted Subsidiary of Amkor that was permitted to be incurred by another provision of this covenant;

(9) [reserved];

(10) (a) the incurrence by Amkor or any Restricted Subsidiary of Amkor of Indebtedness constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bid, performance, appeal, reimbursement, surety and similar bonds or completion or performance Guarantees or other obligations in respect of workers’ compensation claims, health, disability, or other employee benefits or property, casualty or liability insurance or self-insurance obligations; (b) the incurrence by Amkor or any Restricted Subsidiary of Amkor of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days; (c) endorsement of instruments or other payment items for deposit; or (d) the incurrence by Amkor or any Restricted Subsidiary of Amkor of Indebtedness in connection with the repurchase, redemption or other acquisition or retirement of Equity Interests held by any current or former employee, officer, director or the like of Amkor or any Restricted Subsidiary of Amkor; provided that such repurchase, redemption or other acquisition or retirement is permitted by clause (5) described under “— Certain Covenants — Restricted Payments;”

(11) the incurrence of Indebtedness arising from the agreements of Amkor or a Restricted Subsidiary of Amkor providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by Amkor and its Restricted Subsidiaries in connection with such disposition;

(12) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock, and the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of Amkor as accrued;

(13) the incurrence of Indebtedness by Foreign Subsidiaries in an amount not to exceed 10% of the Total Tangible Assets of the Foreign Subsidiaries, taken as a whole;

(14) the incurrence by Amkor or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $75.0 million;

(15) the incurrence by any Restricted Subsidiary of Amkor of Indebtedness concurrently with the distribution of all of the Equity Interests of the Restricted Subsidiary to the stockholders of Amkor; and

(16) all premium (if any), fees, expenses, charges and additional and contingent interest on Indebtedness incurred in compliance with provisions described under this heading; provided, in each case, that the amount thereof is included in the Consolidated Interest Expense of Amkor as accrued.

Indebtedness or preferred stock of any Person that is outstanding at the time such Person becomes a Restricted Subsidiary of Amkor (including upon designation of any Subsidiary or other Person as a Restricted Subsidiary) or is merged with or into or consolidated with Amkor or a Restricted Subsidiary of Amkor shall be deemed to have been incurred at the time such Person becomes such a Restricted Subsidiary of Amkor or is merged with or into or consolidated with Amkor or a Restricted Subsidiary of Amkor, as applicable.

Amkor will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Amkor unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of Amkor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Amkor solely by virtue of any Liens, Guarantees, maturity of payments or structural seniority.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Amkor may, in its sole discretion, classify or reclassify such item of Indebtedness (or any part thereof) in any manner that complies with this covenant, and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph of this covenant.

For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations in support of letters of credit supporting Indebtedness shall not be included to the extent such letters of credit are included in the amount of such Indebtedness.

Any increase in the amount of any Indebtedness solely by reason of currency fluctuations shall not be considered an incurrence of Indebtedness for purposes of this covenant. If obligations in respect of letters of credit are incurred pursuant to a Permitted Bank Debt and are being treated as incurred pursuant to clause (1) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included to the extent of the underlying letter of credit.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Liens

Amkor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens, unless the Notes and any existing Notes Guarantee of a Subsidiary subject to such Lien, are at least equally and ratably secured with the obligations so secured for as long as such Indebtedness will be so secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Amkor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Amkor or any of Amkor’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Amkor or any of Amkor’s Restricted Subsidiaries;

(2) make loans or advances to Amkor or any of Amkor’s Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Amkor or any of Amkor’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness or other agreements as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of Amkor or any Restricted Subsidiary of Amkor, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness and other agreement, as in effect on the date of the Indenture;

(2) the Indenture, the Notes and the Notes Guarantees;

(3) applicable law;

(4) any instrument governing or relating to Permitted Bank Debt or Indebtedness of Foreign Subsidiaries, in each case that meets the criteria specified in clauses (1) and (13), respectively, of the second paragraph of the covenant described above under the caption “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, that the Board of Directors shall have determined in good faith at the time that such encumbrance or restriction is created that such encumbrance or restriction (i) would not reasonably be expected to impair the ability of the Company to pay interest on the Notes at their Stated Maturity or to pay principal and accrued and unpaid interest on the Notes at their final Stated Maturity, and (ii) is not materially more disadvantageous to holders of the Notes than is customary in comparable financings;

(5) any agreement or instrument (including agreements and instruments governing Indebtedness) to which a Person is subject as in effect at the time such Person becomes a Restricted Subsidiary of Amkor (except to the extent such restriction was created in connection with or in contemplation of such transaction), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, becoming a Restricted Subsidiary of Amkor or any of its Restricted Subsidiaries; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6) customary nonassignment and similar provisions in leases, licenses or other contracts entered into in the ordinary course of business and consistent with past practices;

(7) purchase money obligations or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired or leased of the nature described in clause (3) of the first paragraph of this section;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts dividends, distributions, loans, advances or transfers by such Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, in the good faith judgment of the Board of Directors of Amkor or any applicable Restricted Subsidiary of Amkor, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) agreements entered into with respect to Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Certain Covenants — Liens” that limit the right of Amkor or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(12) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business;

(13) any Receivables Program;

(14) any restriction imposed pursuant to contracts for the sale or transfer of assets with respect to the transfer of the assets to be sold pursuant to such contract;

(15) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in contemplation of such acquisition; provided that in the case of Indebtedness incurred in connection with or in contemplation of such acquisition, such Indebtedness was permitted to be incurred by the terms of the Indenture;

(16) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata or less restrictive basis; and

(17) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of Amkor or any applicable Restricted Subsidiary of Amkor, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

Amkor may not, directly or indirectly consolidate or merge with or into another Person (whether or not Amkor is the surviving corporation) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1) either (a) Amkor is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than Amkor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Amkor) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Amkor under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) except in the case of the amalgamation, consolidation or merger of Amkor (a) with or into a Wholly Owned Restricted Subsidiary or (b) with or into any Person solely for the purpose of effecting a change in the state of incorporation of Amkor, Amkor or the Person formed by or surviving any such consolidation or merger (if other than Amkor) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Expense Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(5) Amkor shall have delivered to the Trustee an Officer’s Certificate stating that such consolidation, merger, sale, assignment, transfer, conveyance or other disposition complies with the Indenture.

In addition, Amkor may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets by Amkor to any of its Wholly Owned Restricted Subsidiaries.

A Guarantor may not, directly or indirectly, consolidate or merge with or into another Person (whether or not such Guarantor is the surviving corporation) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, in each case other than with or to the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists under the Indenture; and

(2) either: (a) the Surviving Person (if not the Company or such Guarantor) is a Restricted Subsidiary and expressly assumes all the obligations of that Guarantor under the Indenture and the Notes Guarantee by executing a supplemental indenture and other documents reasonably satisfactory to the Trustee; or (b) such sale, transfer, assignment, conveyance or other disposition or merger, consolidation or amalgamation is otherwise in compliance with the covenant described in “— Certain Covenants — Limitation on Asset Sales.”

Upon satisfaction of the foregoing conditions, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture (or of the Guarantor under the Notes Guarantee and the Indenture).

Transactions with Affiliates

Amkor will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction (when viewed together with related Affiliate Transactions, if any) is on terms that are not materially less favorable to Amkor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Amkor or such Restricted Subsidiary with an unrelated Person; and

(2) Amkor delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors (of which there must be at least one); or

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors set forth in an

Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement or arrangement entered into by Amkor or any of its Restricted Subsidiaries or any employee benefit plan available to employees of Amkor and its Subsidiaries generally, in each case in the ordinary course of business and consistent with the past practice of Amkor or such Restricted Subsidiary;

(2) Affiliate Transactions between or among or for the benefit of Amkor and/or its Restricted Subsidiaries;

(3) payment of reasonable directors’ compensation and fees to Persons who are not otherwise Affiliates of Amkor and indemnity provided on behalf of officers, directors and employees of Amkor or any of its Restricted Subsidiaries as determined in good faith by the Board of Directors of Amkor;

(4) any Restricted Payments that are permitted as described above under the caption “— Certain Covenants — Restricted Payments;”

(5)(x) any Investments in Equity Interests (other than Disqualified Stock) of Amkor or receipt by Amkor of a capital contribution or (y) any Investments in Indebtedness or Disqualified Stock of Amkor on terms that are not materially less favorable to Amkor than those that are offered to unrelated Persons as determined in good faith by the Board of Directors, and in each case in this clause (5) the granting of registration, voting, tag-along, preemptive or similar rights or entry into other customary agreements in connection therewith;

(6) any transaction pursuant to any agreement in existence on the date of this Indenture or any amendment or replacement thereof that, taken in its entirety, is not materially less favorable to Amkor or any of its Restricted Subsidiaries than the agreement as in effect on the date of the Indenture as determined in good faith by the Board of Directors of Amkor;

(7) any tax sharing agreement or arrangement and payments pursuant thereto among Amkor and its Subsidiaries and any other Person with which Amkor or its Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which the Company or any of its Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes;

(8)(x) loans and advances to directors, officers and employees made in the ordinary course of business of Amkor or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding and (y) advances to and reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business of Amkor or any of its Restricted Subsidiaries;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods, in each case in the ordinary course of business; provided that as determined in good faith by the Board of Directors of Amkor or senior management of Amkor, such transactions are on terms that are not materially less favorable, taken as a whole, to Amkor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Amkor or such Restricted Subsidiary with an unaffiliated Person;

(10) transactions with a joint venture or other Person (other than an Unrestricted Subsidiary of Amkor) that is an Affiliate of Amkor solely because Amkor owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such joint venture or other Person; and

(11) transactions between Amkor or any of its Restricted Subsidiaries and any Person, a director of which is also a director of Amkor or any direct or indirect parent company of Amkor, and such director is the sole cause for such Person to be deemed an Affiliate of Amkor or any of its Restricted Subsidiaries; provided, however, that such director shall abstain from voting as a director of Amkor or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

For purposes of this “Transactions With Affiliates” covenant, any transaction or series of related Affiliate Transactions between Amkor or any Restricted Subsidiary and an Affiliate that is approved by a majority of the disinterested members of the Board of Directors (of which there must be at least one to utilize this method of approval) and evidenced by a Board resolution or for which a fairness opinion has been issued shall be deemed to be on terms that are no less favorable to Amkor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Amkor or such Restricted Subsidiary with an unrelated Person and thus shall be permitted under this “Transactions With Affiliates” covenant.

Sale and Leaseback Transactions

Amkor will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that Amkor or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Amkor or such Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction (if the lease is in the nature of an operating lease, otherwise the amount of Indebtedness) under the Consolidated Interest Expense Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(2) the transfer of assets in that sale and leaseback transaction is permitted by, and Amkor applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”

The foregoing restriction shall not apply to any sale and leaseback transaction if (i) the transaction is solely between Amkor and any Restricted Subsidiary or between Restricted Subsidiaries or (ii) the sale and leaseback transaction is consummated within 180 days after the purchase of the assets subject to such transaction.

Future Subsidiary Guarantees

If Amkor or any of its Restricted Subsidiaries acquires, creates or capitalizes a Domestic Subsidiary after the date of the Indenture that is a Significant Subsidiary, then that newly acquired, created or capitalized Subsidiary must become a Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an opinion of counsel to the Trustee within 30 days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Amkor and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Certain Covenants — Restricted Payments” or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

Amkor will not, and will not permit any of its Wholly Owned Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Amkor to any Person (other than Amkor or a Wholly Owned Restricted Subsidiary of Amkor), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary or immediately following such transfer, conveyance, sale, lease or other disposition, the Wholly Owned Restricted Subsidiary is a Restricted Subsidiary; and

(2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”

In addition, Amkor will not permit any Wholly Owned Restricted Subsidiary of Amkor to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to Amkor or a Wholly Owned Restricted Subsidiary of Amkor unless immediately following such issuance the Wholly Owned Restricted Subsidiary is a Restricted Subsidiary.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to Amkor, Amkor will make all principal, premium and interest payments on those Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless Amkor elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. Amkor may change the Paying Agent or Registrar without prior notice to the holders of the Notes, and Amkor or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Amkor may require a holder to pay any taxes and fees required by law or permitted by the Indenture.

The registered holder of a Note will be treated as its owner for all purposes.

Payments for Consent

Amkor will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of the Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Amkor shall (w) file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), (x) post on its website in an area accessible to holders of the Notes, (y) supply the Trustee and each holder of Notes or (z) supply to the Trustees for forwarding to each holder of Notes, without cost to any such Holder, each of the following:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Amkor were required by Sections 13(a) and 15(d) under the Exchange Act by virtue of the registration of the Notes to file reports on such forms, within 5 days, in the case of quarterly financial information, or 15 days, in the case of annual financial information, after the time periods in which Amkor would have been required to file such quarterly and annual financial information, respectively, with the SEC, and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Amkor were required by Sections 13(a) and 15(d) under the Exchange Act by virtue of the registration of the Notes to file such reports, within 5 days after the time periods in which Amkor would have been required to file such reports with the SEC.

Events of Default and Remedies

With respect to the Notes, each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest and additional interest, if any, on the Notes;

(2) default in payment when due of the principal of or premium, if any, on the Notes;

(3) failure by Amkor or any of its Subsidiaries to make any payment required to be made under the provisions described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase Upon Change of Control” or “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales;”

(4) failure by Amkor or any of its Restricted Subsidiaries for 60 days after notice to comply with any covenant, representations, warranty or other agreements in the Indenture is provided to Amkor by the Trustee or the holders of at least 25% in principal amount of then outstanding Notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Amkor or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Amkor or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, in an aggregate principal amount of $20.0 million or more, if that default:

(a) is caused by a failure to pay principal of such Indebtedness at the Stated Maturity thereof (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to the Stated Maturity thereof;

(6) failure by Amkor or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $20.0 million (other than amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days; and

(7) certain events of bankruptcy or insolvency with respect to Amkor or any of its Significant Subsidiaries, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Amkor, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce their respective indentures or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee will be under no obligation to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders unless such holders provide to the Trustee indemnification satisfactory to the Trustee against any loss, liability or expense. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

Notwithstanding the foregoing, if Amkor so elects, the sole remedy of the holders for Amkor’s failure to file or furnish reports or other financial information pursuant to section 314(a) of the Trust Indenture Act or as otherwise required by the Indenture, will for the first 180 days after the occurrence of such failure, consist exclusively of the right to receive additional interest on the notes at a rate per annum: equal to (i) 0.25% for the first 90 days after the occurrence of such failure and (ii) 0.50% from the 91st day to, and including, the 180th day after the occurrence of such failure (“Additional Interest”). Additional Interest will accrue on all outstanding notes from and including the date on which such failure first occurs until such violation is cured or waived and shall be payable on each relevant interest payment date to holders of record on the regular record date immediately preceding such interest payment date. On the 181st day after such failure (if such violation is not cured or waived prior to such 181st day), such failure will then constitute an Event of Default without any further notice or lapse of time and the notes will be subject to acceleration as provided above. Unless the context requires otherwise, all references to “interest” contained herein shall be deemed to include Additional Interest.

Amkor is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Amkor is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Amkor or any Guarantor, as such, shall have any liability for any obligations of Amkor or the Guarantors under the Notes, the Indenture, and the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Amkor may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2) Amkor’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Amkor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, Amkor may, at its option and at any time, elect to have the Obligations of Amkor and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (other than nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Amkor must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, noncallable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and interest on the outstanding Notes at the Stated Maturity or on the applicable redemption date, as the case may be, and Amkor must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Amkor shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Amkor has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Amkor shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Amkor or any of its Restricted Subsidiaries are parties or by which Amkor or any of its Restricted Subsidiaries are bound;

(6) Amkor must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) Amkor must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by Amkor with the intent of preferring the holders of the Notes over the other creditors of Amkor with the intent of defeating, hindering, delaying or defrauding creditors of Amkor or others;

(8) Amkor must deliver to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(9) except as otherwise provided in the Indenture, each Guarantor shall have been released from any of its Obligations under its Guarantee of the Notes.

Amendment, Supplement and Waiver

Subject to the exceptions specified in the following paragraphs, the Indenture may be amended with the consent of the holders of a majority of the aggregate outstanding principal amount of the Notes and any

Default or compliance with any provision of the Indenture may be waived with the consent of the holders of a majority of the aggregate outstanding principal amount of the Notes.

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the Payment Default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of the Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders;”

(8) make any change in the preceding amendment and waiver provisions; or

(9) release any Guarantor from any of its obligations under its Guarantee of the Notes or the Indenture, except in accordance with the terms of the Indenture.

Notwithstanding the preceding, without the consent of any holder of the Notes, Amkor and the Trustee may amend or supplement the Indenture, the Notes or the Notes Guarantees to:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) provide for the assumption of Amkor’s obligations to holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of Amkor’s assets;

(4) make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) make any change necessary to make the Indenture, the Notes or the Notes Guarantee, as applicable, consistent with this description of notes;

(6) permit any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

(7) comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939.

Concerning the Trustee

If the Trustee becomes a creditor of Amkor or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Such Trustee will be permitted to engage in other transactions, but if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Available Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Amkor Technology, Inc., 1900 South Price Road, Chandler Arizona 85286, and Attention: Chief Financial Officer.

Governing Law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

Consent to Jurisdiction and Service

The Indenture provides that Amkor will irrevocably appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes and for actions brought under federal or state securities laws in any federal or state court located in the Borough of Manhattan in The City of New York, and submits to such jurisdiction.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. Cross references to subcaptions shall mean the respective subcaption, as appropriate, under the caption “Description of Notes.”

“2018 Notes Issue Date” means May 4, 2010, the issue date of Amkor’s 7.375% Senior Notes due 2018.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more, or an agreement, obligation or option to purchase 10% or more, of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale-and-leaseback) (provided that the sale, lease conveyance or other disposition of all or substantially all the assets of Amkor and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase Upon Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales”);

(2) with respect to Amkor, the sale of Equity Interests in any of its Subsidiaries;

(3) with respect to Amkor’s Restricted Subsidiaries, the issuance of Equity Interests.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $5.0 million; or (b) results in net proceeds to Amkor and its Restricted Subsidiaries of less than $5.0 million;

(2) a transfer of assets between or among Amkor and any Restricted Subsidiary;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Amkor or to another Wholly Owned Restricted Subsidiary;

(4) the sale, lease, conveyance or other disposition of any Receivable Program Assets by Amkor or any Restricted Subsidiary in connection with a Receivables Program;

(5) the sale, lease, conveyance or other disposition of any inventory, receivables or other current assets by Amkor or any of its Restricted Subsidiaries in the ordinary course of business;

(6) the granting of a Permitted Lien;

(7) the licensing by Amkor or any Restricted Subsidiary of intellectual property in the ordinary course of business or on commercially reasonable terms;

(8) the sale, lease, conveyance or other disposition of obsolete, surplus, discontinued or worn out equipment or equipment or other immaterial assets no longer used in Amkor’s business or the lapse of registered patents, trademarks and other intellectual property or the termination of license agreements related thereto to the extent not economically desirable in the conduct of the business;

(9) the making or liquidating of any Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

(10) the sale or other disposition of cash or Cash Equivalents in the ordinary course of business;

(11) any condemnation or other eminent domain event or casualty event;

(12) the surrender or waiver of litigation rights or settlement, release or surrender of tort or other litigation claims of any kind if it is for the benefit of Amkor (as determined in good faith by the Board of Directors of Amkor) ;

(13) a concurrent purchase and sale or exchange of assets used in a Permitted Business between Amkor or any of Amkor’s Restricted Subsidiaries and another Person; provided that such assets received are of a comparable fair market value (as determined by the Board of Directors of Amkor) to the assets exchanged and any cash received must be applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales”; and

(14) the issuance or sale of directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law or the like.

“Attributable Debt” in respect of a sale and leaseback transaction involving an operating lease means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars or currency of any other sovereign nation in which Amkor or any Restricted Subsidiary conducts business;

(2) securities issued or direct and fully guaranteed or insured by the full faith and credit of the United States government or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with (a) any domestic commercial bank having capital and surplus in excess of $500.0 million and a Fitch Individual Rating (formerly Thompson Bank Watch Rating) of “B” or better, or (b) any commercial bank organized under the laws of any foreign country recognized by the United States of America having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof) and a Fitch Individual Rating (formerly Thompson Bank Watch Rating) of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses and above entered into with any financial institution meeting the qualifications specified in clause above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through of this definition;

provided that (A) currency of any sovereign nation other than the United States, Korea or Japan, and (B) certificates of deposit, eurodollar time deposits, bankers’ acceptances, and overnight bank deposits, in each case, with any commercial bank organized under the laws of a foreign country shall not be considered “Cash Equivalents” for purposes of determining whether an Asset Sale constitutes a permitted Asset Sale under the covenants described under the heading “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”

“Change of Control” means the occurrence of any of the following:

(1) the adoption of a plan relating to the liquidation or dissolution of Amkor;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Amkor, measured by voting power rather than number of shares, and such percentage represents more than the aggregate percentage of the Voting Stock of Amkor, measured by voting power rather than number of shares, as to which any Permitted Holder is the Beneficial Owner; or

(3) the first date during any consecutive two-year period on which a majority of the members of the Board of Directors of Amkor are not Continuing Directors.

For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring Voting Stock of Amkor will be deemed to be a transfer of such portion of Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred. Notwithstanding the foregoing, if at any time Amkor is a direct or indirect wholly-owned subsidiary of one or more entities (each, a “Holding Company”), references to “Amkor” in clause (1), (2) and (3) of this definition will be deemed to be references to that Holding Company which is not a subsidiary of any other Holding Company, for so long as Amkor remains wholly-owned, directly or indirectly, by such Holding Company.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) decreasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP; minus

(6) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of Amkor shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Amkor only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Amkor by such Restricted Subsidiary without prior governmental approval (that has not been obtained), or pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or other payments has been legally waived; provided, however, that Consolidated Net Income will be increased by the amount of dividends or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary of the Company in respect of such period, to the extent not already included therein.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations (but excluding amortization of deferred financing costs and original issue discount and any redemption or repurchase premiums paid with respect to the Notes); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) interest actually paid by Amkor or any Restricted Subsidiary under any Guarantee of Indebtedness of another Person; plus

(4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Amkor (other than Disqualified Stock) or to Amkor or a Restricted Subsidiary of Amkor, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined in compliance with GAAP.

“Consolidated Interest Expense Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Consolidated Interest Expense of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, defeases or otherwise discharges or redeems any Indebtedness (other than revolving credit borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Interest Expense Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Consolidated Interest Expense Coverage Ratio is made (the “Calculation Date”), then the Consolidated Interest Expense Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or defeasement or other discharge or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock and the use of proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated Interest Expense Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect (as determined in good faith by the chief financial officer of the Company) as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

(3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

“Consolidated Net Assets” means, with respect to any specified Person as of any date, the total assets of such Person as of such date less (1) the total liabilities of such Person as of such date, the amount of any Disqualified Stock as of such date, and any minority interests reflected on the balance sheet of such Person as of such date.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof (and if such Net Income is a loss it will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or other distributions has been legally waived;

(3) the Net Income of any Unrestricted Subsidiary shall be excluded if not distributed to the specified Person or one of its Subsidiaries;

(4) the cumulative effect of a change in accounting principles shall be excluded;

(5) non-cash compensation charges or other non-cash expenses or charges arising from the grant or issuance or repricing of stock, stock options or other equity-based awards to the directors, officers and employees of the Company and its Restricted Subsidiaries will be excluded;

(6) any impairment charge or asset write-off under GAAP and the amortization of intangibles arising under GAAP will be excluded;

(7) any unrealized gains or losses with respect to Hedging Obligations for such period or from the marking to market of derivative securities or securities held in deferred compensation plans and any losses relating to the ineffectiveness of Hedging Obligations entered into in connection with the Indebtedness to be repaid with the proceeds from the sale of Notes issued hereby will be excluded;

(8) any increase in cost of sales as a result of the step-up in inventory valuation and any increase in amortization or depreciation or other non-cash charges resulting from any application of purchase accounting in relation to any acquisition that is consummated after the date of this Indenture and adjustments related to purchase accounting in connection with an acquisition, including fair value measurements of acquired assets and liabilities in accordance with GAAP, net of taxes, will be excluded;

(9) any unrealized gains and losses related to fluctuations in currency exchange rates for such period will be excluded;

(10) any gains and losses from any early extinguishment of Indebtedness will be excluded; and

(11) any gains and losses from any redemption or repurchase premiums paid with respect to the Notes will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Convertible Subordinated Notes” means Amkor’s 6.25% Convertible Subordinated Notes due 2013 and Amkor’s 6.00% Convertible Senior Subordinated Notes due 2014.

“Credit Facilities” means, with respect to Amkor or any Subsidiary, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Amkor to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Amkor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Domestic Subsidiary” means a Restricted Subsidiary that is (1) formed under the laws of the United States of America or a state or territory thereof or (2) as of the date of determination, treated as a domestic entity or a partnership or a division of a domestic entity for United States federal income tax purposes; and, in either case, is not owned, directly or indirectly, by an entity that is not described in clause (1) or above.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any offering for cash of common stock of Amkor or options, warrants or rights with respect to its common stock so long as shares of the common stock of Amkor remain listed on a national securities exchange or quoted on an established over-the-counter trading market in the United States.

“Exchange Notes” means the Notes issued in the Exchange Offer.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Existing Indebtedness” means Indebtedness of Amkor and its Restricted Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

“Foreign Subsidiary” means a Subsidiary of Amkor that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantor” means any future Domestic Subsidiary of Amkor formed or capitalized after the date of the Indenture that is a Significant Subsidiary and that is required by the terms of the Indenture to execute a Subsidiary Guarantee, in accordance with the provisions of the Indenture, and its successors and assigns, until such Guarantor is released as a Guarantor in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the Obligations of such Person under:

(1) swap agreements, cap agreements and collar agreements relating to interest rates, commodities or currencies; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodities or currencies.

“holder” means the Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) Hedging Obligations,

if and to the extent any of such indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) measured as the lesser of the fair market value of the assets of such Person so secured or the amount of such Indebtedness) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount. In addition, the amount of any Indebtedness shall also include the amount of all Obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of Amkor, any preferred stock of such Restricted Subsidiary.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding payroll, commission, travel and similar advances to directors, officers, employees and the like made in the ordinary course of business and accounts receivable or trade credit and advances to customers), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all cash payments that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Amkor or any Restricted Subsidiary of Amkor sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Amkor such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Amkor, Amkor shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Issue Date” means the date on which the Notes are initially issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, fixed or floating charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof; provided that the term “Lien” shall not include any lease properly classified as an operating lease in accordance with GAAP.

“Make-Whole Amount” means, in connection with any optional redemption of any note, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the Business Day preceding the date of such redemption) from the respective dates on which such principal and interest would have been payable if such payment had not been made, over (ii) the aggregate principal amount of the notes to be redeemed.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss;

(3) any gain or loss relating to foreign currency translation or exchange; and

(4) any income or loss from discontinued operations.

“Net Proceeds” means the aggregate cash proceeds received by Amkor or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account (i) any available tax credits or deductions and any tax sharing arrangements, (ii) amounts required to be applied to the repayment of Indebtedness, other than Permitted Bank Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or that must by its terms, in order to obtain a necessary consent to such Asset Sale or by applicable law be repaid out of the proceeds from such Asset Sale, (iii) any reserve for adjustment in respect of the sale price of such asset or assets disposed of established in accordance with GAAP, (iv) any reserve against liabilities associated with the asset or assets disposed of and retained by the Company or any of its Restricted Subsidiaries established in accordance with GAAP and (v) all distributions and other payments required to be made to third party interest holders in Subsidiaries or joint ventures as a result of such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Amkor nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any obligation that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise, other than in the form of a Lien on the Equity Interests of an Unrestricted Subsidiary held by Amkor or any Restricted Subsidiary in favor of any holder of Non-Recourse Debt of such Unrestricted Subsidiary;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of Amkor or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Amkor or any of its Restricted Subsidiaries (other than against the Equity Interests of such Unrestricted Subsidiary, if any).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Bank Debt” means Indebtedness incurred by Amkor or any Restricted Subsidiary pursuant to the Credit Facilities, any Receivables Program, or one or more other term loan and/or revolving credit or commercial paper facilities (including any letter of credit subfacilities) or indentures or note purchase agreements entered into with commercial banks and/or financial institutions and/or institutional investors and/or insurance companies or trustees, whether in the bank or debt capital markets or otherwise (or combination thereof) and any replacement, extension, renewal, refinancing or refunding thereof.

“Permitted Business” means the business of Amkor and its Subsidiaries, taken as a whole, operated in a manner consistent with past operations, and any business that is reasonably related thereto or supplements such business or is a reasonable extension thereof.

“Permitted Holder” means (i) James J. Kim and his estate, spouse, siblings, ancestors, heirs and lineal descendants, and spouses of any such Persons, the legal representatives of any of the foregoing, and the trustee of any bona fide trust of which one or more of the foregoing are the principal beneficiaries or the grantors, (ii) any other Person that is controlled by any of the foregoing or (iii) any group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) that is controlled by any of the persons referred to in the immediately preceding clauses (i) and (ii), so long as (1) each member of such group has voting rights approximately proportional to the percentage of ownership interests held or acquired by it (or, the case of members who are persons referred to in the immediately preceding clauses (i) and (ii), such members collectively have voting rights that are approximately proportional to all interests owned by such persons in the aggregate) and (2) no Person or group (other than the Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50% (on a fully diluted basis) of the Voting Stock held by such group.

“Permitted Investments” means:

(1) any Investment in Amkor or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by Amkor or any Restricted Subsidiary of Amkor in a Person, if as a result of such Investment or in connection with the transaction pursuant to which such Investment is made:

(a) such Person becomes a Restricted Subsidiary of Amkor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Amkor or a Restricted Subsidiary of Amkor;

and in each case any Investment held by such Person not acquired in contemplation thereof;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales” or any disposition not constituting an Asset Sale;

(5) any acquisition of assets (including Equity Interests) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Amkor;

(6) any Investment in connection with Hedging Obligations;

(7) any Investments received (a) in satisfaction of judgments or (b) as payment on a claim made in connection with any bankruptcy, liquidation, receivership or other insolvency proceeding;

(8) Investments in (a) prepaid expenses and negotiable instruments held for collection, (b) accounts receivable arising in the ordinary course of business (and Investments obtained in exchange or settlement of accounts receivable for which Amkor or any Restricted Subsidiary has determined that collection is not likely), and (c) lease, utility and workers’ compensation, performance and other similar deposits arising in the ordinary course of business;

(9) any Strategic Investment; provided that the aggregate amount of all Investments by Amkor and any Restricted Subsidiaries in Strategic Investments shall not exceed 10% of Amkor’s consolidated total assets determined as of the date of Amkor’s most recently ended fiscal quarter;

(10) Investments purchased or received in exchange for Permitted Investments existing as of the Issue Date or made thereafter; provided that any additional consideration provided by Amkor or any Restricted Subsidiary in such exchange shall not be permitted pursuant to this clause (10); and provided, further, that such purchased or exchanged Investments shall have a fair market value (as determined by an officer of Amkor unless such fair market value exceeds $25.0 million in which case, as determined by Amkor’s Board of Directors) equal to or exceeding the Permitted Investments exchanged therefor;

(11) (i) accounts, chattel paper and notes receivable owing to Amkor or any Restricted Subsidiary, (ii) endorsements for collection or deposit in the ordinary course of business, (iii) any extension of credit represented by a bank deposit other than a time deposit; and (iv) deposits set forth in clauses (12) and (28) of the definition of Permitted Liens; and

(12) Guarantees otherwise permitted by the terms of the Indenture, including Guarantees of Indebtedness, performance guarantees and guarantees of operating leases or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

provided that the amount of Investments outstanding at any time pursuant to clause (9) above shall be reduced by (A) the net reduction after the date of this Indenture in Investments made after the date of this Indenture pursuant to such clause relating from dividends, repayments of loans or advances or other transfers of property, net cash proceeds realized on the sale of any such Investments and net cash proceeds representing the return of the capital, in each case to Amkor or any Restricted Subsidiary in respect of any such Investment, less the cost of the disposition of any such Investment (provided that, in each case, the amount of any such net cash proceeds that are applied to reduce the amount of Investments outstanding at any time pursuant to clause (9) above will be excluded from clause (3)(d) or (3)(e), as applicable, under the caption “— Certain Covenants — Restricted Payments”, and (B) the portion (proportionate to Amkor’s equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary that was designated after the date of the Indenture as an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, and provided, further, that, notwithstanding the preceding, any extension of credit or advance by Amkor or any of its Subsidiaries to a customer or supplier of Amkor or its Subsidiaries shall not be an Investment.

“Permitted Liens” means:

(1) Liens on the assets of Amkor and any Restricted Subsidiary securing Permitted Bank Debt or that was permitted by the terms of the Indenture to be incurred;

(2) Liens on the assets of any Foreign Subsidiary securing Indebtedness and other Obligations under Indebtedness of such Foreign Subsidiary that were permitted by the terms of the Indenture to be incurred;

(4) Liens on property of a Person or any of its Subsidiaries existing at the time such Person is merged with or into or consolidated with Amkor or any Restricted Subsidiary of Amkor; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person or any of its Subsidiaries merged into or consolidated with Amkor or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition thereof by Amkor or any Restricted Subsidiary of Amkor; provided that such Liens were not incurred in contemplation of such acquisition;

(6) Liens to secure the performance of statutory obligations, letters of credit, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens to secure Obligations in respect of Indebtedness (including Capital Lease Obligations) permitted by clause of the second paragraph of “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness, including accessions, additions, parts, attachments, improvements, fixtures, leasehold improvements or proceeds, if any, related thereto;

(8) Liens existing on the date of the Indenture;

(9) Liens securing Obligations of Amkor and/or any Restricted Subsidiary in respect of any Receivables Program;

(10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(11) Liens imposed by law or arising by operation of law, including, without limitation, landlords’, mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, Liens for master’s and crew’s wages and other similar Liens, in each case that are incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereto;

(12) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers’ compensation and unemployment insurance, health, disability or other employee benefits or property, casualty or liability insurance or self insurance and other types of social security;

(13) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (4), (5), (7) and of this definition; provided that such Liens do not extend to any other property of Amkor or any Restricted Subsidiary of Amkor and the principal amount of the Indebtedness secured by such Lien is not increased;

(14) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(15) Liens securing obligations of Amkor under Hedging Obligations permitted to be incurred under clause (7) of the second paragraph of “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or any collateral for the Indebtedness to which such Hedging Obligations relate;

(16) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(17) Liens securing reimbursement obligations with respect to commercial letters of credit, bankers’ acceptances or other sureties which encumber documents and other property relating to such letters of credit, bankers’ acceptances or other sureties and products and proceeds thereof;

(18) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

(19) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of duties in connection with the importation of goods;

(20) Liens securing other Indebtedness not exceeding the greater of (A) $200.0 million and (B) an amount equal to 7.5% of Amkor’s Total Tangible Assets determined as of Amkor’s most recently ended fiscal quarter;

(21) Liens securing Permitted Refinancing Indebtedness, provided that such Liens do not extend to any other property of Amkor or any Restricted Subsidiary of Amkor and the principal amount of the Indebtedness secured by such Lien is not increased;

(22) Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by the Indenture;

(23) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not, individually or in the aggregate, materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(24) any provision for the retention of title to an asset by the vendor or transferor of such asset (including any lessor) which transaction is otherwise permitted under the Indenture;

(25) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of Amkor or any of its Restricted Subsidiaries or (y) secure any Indebtedness;

(26) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(27) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(28) Liens solely on any cash earnest money deposits made by Amkor or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture; and

(29) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into in the ordinary course of business.

“Permitted Refinancing Indebtedness” means any Indebtedness of Amkor or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other Indebtedness of Amkor or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest or premium (including any make-whole premium), if any, on, the Indebtedness so extended, refinanced, renewed, replaced, defeased, discharged or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded or, if sooner, 120 days after the Stated Maturity of the Notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded; and

(4) in the case of Indebtedness of Amkor, such Permitted Refinancing Indebtedness is incurred by Amkor, and in the case of Indebtedness of a Restricted Subsidiary of Amkor, such Permitted Refinancing Indebtedness is incurred by Amkor or a Restricted Subsidiary of Amkor

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Qualified Proceeds” means any of the following or any combination of the following:

(1) any Cash Equivalents other than (a) currency of any sovereign nation other than the United States and (b) certificates of deposit, eurodollar time deposits, bankers’ acceptances and overnight bank deposits with any commercial bank organized under the laws of a foreign country;

(2) any liabilities (as would be shown on Amkor’s or such Restricted Subsidiary’s balance sheet if prepared in accordance with GAAP on the date of the corresponding Asset Sale) of Amkor or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases or indemnifies Amkor or such Restricted Subsidiary from further liability;

(3) any securities, notes or other obligations received by Amkor or any such Restricted Subsidiary from such transferee that are converted by Amkor or such Restricted Subsidiary into cash or Cash Equivalents within 180 days after such Asset Sale (to the extent of the cash or Cash Equivalents received in that conversion);

(4) long-term assets that are used or useful in a Permitted Business; and

(5) all or substantially all of the assets of, or a majority of the Voting Stock of, any Permitted Business;

provided, however, that in the case of clauses (4) and (5) above, the Asset Sale transaction shall be with a non-Affiliate and the amount of long-term assets or Voting Stock received in the Asset Sale transaction shall not exceed 10% of the consideration received.

“Receivables Program” means, with respect to any Person, an agreement or other arrangement or program providing for the advance of funds to such Person against the pledge, contribution, sale or other transfer of encumbrances of Receivables Program Assets of such Person or such Person and/or one or more of its Subsidiaries.

“Receivables Program Assets” means all of the following property and interests in property, including any undivided interest in any pool of any such property or interests, whether now existing or existing in the future or hereafter arising or acquired:

(1) accounts;

(2) accounts receivable, general intangibles, instruments, contract rights, documents and chattel paper (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods, or the rendition of services, no matter how evidenced, whether or not earned by performance);

(3) all unpaid seller’s or lessor’s rights (including, without limitation, rescission, replevin, reclamation and stoppage in transit) relating to any of the foregoing or arising therefrom;

(4) all rights to any goods or merchandise represented by any of the foregoing (including, without limitation, returned or repossessed goods);

(5) all reserves and credit balances with respect to any such accounts receivable or account debtors;

(6) all letters of credit, security or Guarantees of any of the foregoing;

(7) all insurance policies or reports relating to any of the foregoing;

(8) all collection or deposit accounts relating to any of the foregoing;

(9) all books and records relating to any of the foregoing;

(10) all instruments, contract rights, chattel paper, documents and general intangibles relating to any of the foregoing; and

(11) all proceeds of any of the foregoing.

“Receivables Program Debt” means, with respect to any Person, the unreturned portion of the amount funded by the investors under a Receivables Program of such Person.

“Reinvestment Rate” means 0.50% plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the maturity of the principal being prepaid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company and the other parties named on the signature pages thereof, and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated by the SEC, as such Regulation is in effect on the date hereof assuming that Amkor were the “registrant” for purposes of such definition; provided that in no event shall a “Significant Subsidiary” include (i) any direct or indirect Subsidiary of Amkor created for the primary purpose of facilitating one or more Receivables Programs or holding or purchasing inventory, (ii) any non-operating Subsidiary which does not have any liabilities to Persons other than Amkor or its Subsidiaries, or (iii) any Unrestricted Subsidiary.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

“Strategic Investment” means any Investment in any Person (other than an Unrestricted Subsidiary) whose primary business is related, ancillary or complementary to a Permitted Business, and such Investment is determined in good faith by the Board of Directors (or senior officers of Amkor to whom the Board of Directors has duly delegated the authority to make such a determination), whose determination shall be conclusive and evidenced by a resolution, to promote or significantly benefit the businesses of Amkor and its Restricted Subsidiaries on the date of such Investment; provided that, with respect to any Strategic Investment or series of related Strategic Investments involving aggregate consideration in excess of $25 million, Amkor shall deliver to the Trustee a resolution of the Board of Directors of Amkor set forth in an Officer’s Certificate certifying that such Investment qualifies as a Strategic Investment pursuant to this definition.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means a Guarantee endorsed on the Notes by a Guarantor.

“substantially concurrent” means, with respect to any two or more events, the occurring of such events within 90 days of each other.

“Total Tangible Assets of the Foreign Subsidiaries” means, as of any date, the total assets of the Foreign Subsidiaries of Amkor as of such date less the amount of the intangible assets of the Foreign Subsidiaries of Amkor as of such date.

“Unrestricted Subsidiary” means any Subsidiary of an Unrestricted Subsidiary and any Subsidiary of Amkor that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is a Person with respect to which neither Amkor nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Amkor or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Amkor as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted under “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Amkor as of such date and, if such Indebtedness is not permitted to be incurred as of such date under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Amkor shall be in default of such covenant. The Board of Directors of Amkor may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Amkor of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or similar shares required by law to be held by third parties) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

REGISTRATION RIGHTS; ADDITIONAL INTEREST

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as a holder of the notes.

We entered into the registration rights agreement with the initial purchasers, dated as of September 21, 2012. Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the original notes, that we will, at our cost:

•

use our reasonable best efforts to file a registration statement (the “exchange offer registration statement”) with respect to a registered offer to exchange the original notes for an equal principal amount of a new series of notes (the “exchange notes”) with substantially identical terms, except that the exchange notes will not contain transfer restrictions;

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act; and

•	use our reasonable best efforts to complete the registered exchange offer within 240 days after September 21, 2012.

We have filed the registration statement of which this prospectus forms a part for the exchange offer in order to meet our obligations under the registration rights agreement. For details regarding the exchange offer, see “The Exchange Offer.”

Under existing interpretations of the Staff of the Commission, the exchange notes issued upon exchange for original notes will generally be freely tradable after the completion of the registered exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of original notes who is an affiliate of ours or who intends to participate in the registered exchange offer for the purposes of distributing the exchange notes:

•	will not be able to rely on the interpretations of the Staff of the Commission;

•	will not be entitled to participate in the registered exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes, unless that sale or transfer is made pursuant to an exemption from those requirements.

Each holder of original notes who wishes to exchange its original notes for exchange notes pursuant to the registered exchange offer will be required to represent to us at the time of the consummation of the registered exchange offer that:

•	it is not an affiliate of ours;

•	the exchange notes to be received by it will be acquired in the ordinary course of its business; and

•	it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes.

In addition, in connection with any resales of the exchange notes, any broker-dealer that acquired exchange notes for its own account as a result of market-making or other trading activities, which we refer to as “exchanging broker-dealers,” must deliver a prospectus meeting the requirements of the Securities Act as required by applicable law. The Commission has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we will be required to allow exchanging broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use the prospectus contained in the exchange offer registration statement in connection with the resale of exchange notes; provided that we will not be required to amend or supplement such prospectus for a period exceeding 90 days after the time of the consummation of the registered exchange offer.

In certain circumstances described in the registration rights agreement, we may be required to file a shelf registration statement, which we refer to as the “shelf registration statement”, covering resales of the original notes and cause such shelf registration statement to be declared effective under the Securities Act within a specified time. We will also be required to keep the shelf registration statement effective for the time period specified in the registration rights agreement.

If:

•	the registered exchange offer is not completed within 240 days after September 21, 2012;

•

the shelf registration statement is not declared effective by the SEC within 60 days of the later of (x) 120 days after September 21, 2012 or (y) the date that is 45 days after such filing is required pursuant to the registration rights agreement; or

•

the shelf registration statement, if applicable, has been declared effective but ceases to be effective or usable for a period of time that exceeds 90 days in the aggregate in any 12-month period in which it is required to be effective under the registration rights agreement, each such event referred to in this bullet point and any of the previous two bullet points we refer to as a “registration default,”

then we will pay additional interest as liquidated damages to the holders of the original notes affected thereby, and that additional interest will accrue on the principal amount of the original notes affected thereby, in addition to the stated interest on the original notes, from and including the date on which any registration default shall occur to, but not including, the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum for the first 90 days after the occurrence of any registration default and 0.50% per annum after the first 90 days after the occurrence of the registration default.

Once (i) all registration defaults have been cured or (ii) the original notes are sold or have become freely transferable by persons other than our affiliates pursuant to Rule 144 under the Securities Act under circumstances in which any legend borne by the original notes relating to restrictions on transferability thereof is removed or is subject to removal at the request of the holder, the original notes do not (or are not required to) bear a restricted CUSIP number and such original notes are eligible to be sold pursuant to Rule 144 or any successor provision, the accrual of additional interest on the original notes will cease and the interest rate will revert to the original rate on the original notes. Any additional interest will constitute liquidated damages and will be the exclusive remedy, monetary or otherwise, available to any holder of original notes with respect to any registration default.

The registration rights agreement will provide that a holder of original notes is deemed to have agreed to be bound by the provisions of the registration rights agreement whether or not the holder has signed the registration rights agreement.

BOOK-ENTRY SYSTEM

The Global Securities

The notes will be evidenced by one or more global notes deposited with the trustee as a custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC.

DTC has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended, or the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the underwriter, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

The laws of some jurisdictions may require that some types of purchasers of notes take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in notes represented by a global security to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in securities represented by a global security to pledge or transfer the interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical definitive security in respect of the interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global security.

We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of such global security, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of securities by, DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global security registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security representing the notes under the indenture. Under the terms of the indenture, we may treat, and the trustee may treat, the persons in whose names the notes, including the global securities, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global security, including principal, premium, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in the global securities will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Issuance of Certificated Securities

If (1) DTC notifies us that it is no longer willing or able to act as a depositary or clearing system for the notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture, or (3) upon the occurrence and continuation of an event of default under the indenture with respect to any series of notes, then, upon surrender by DTC of the global securities, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global securities. Upon any such issuance, the trustee is required to register the certificated securities in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.

Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of U.S. federal income tax considerations relating to the exchange offer. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal tax authorities as of the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”), will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the exchange offer. This summary generally applies only to beneficial owners of the notes that hold the notes as “capital assets”, and does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes as part of a hedging, conversion or integrated transaction or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Code. Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws on U.S. holders or the effects of any applicable foreign, state or local laws.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN STATE AND LOCAL LAWS, AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of the notes that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of the exchange offer.

The exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, a holder will have the same tax basis and holding period in the exchange notes as the holder had in the original notes immediately before the exchange.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan, account or arrangement subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code (a “Plan”), should consider the fiduciary standards of ERISA, in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence, diversification and delegation of control requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such a Plan or any authority or control over the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit a Plan from engaging in certain specified transactions involving “plan assets” with any person or entity who is a “party in interest” under ERISA or a “disqualified person” under Section 4975 of the Code (a “party in interest”), with respect to such Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA or an excise tax under Section 4975 of the Code for those parties in interest, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“Similar Law”).

The acquisition, holding and/or disposition of notes by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired, held or disposed of pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions include, without limitation:

•	PTCE 84-14 (amended effective November 3, 2010), an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” in connection with the transaction, or the service provider exemption.

Representation

Each purchaser or holder of notes or any interest therein, including any transferee of such note or interest, will be deemed to have represented, warranted and agreed by its purchase and holding of the notes that (i) it is not and is not acquiring the notes for, on behalf of or with assets of, a person who is or will be an employee benefit plan subject to Title I of ERISA, a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or (ii) its acquisition and holding of the notes, or any interest therein, does not and will constitute or result in a non-exempt prohibited transaction under ERISA or the Code, or a violation of Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable. If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in notes, you should consult your legal counsel.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale; provided that we will not be required to amend or supplement such prospectus for a period exceeding 90 days after the time of the consummation of the exchange offer. In addition, until         , 2013, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to this exchange offer, excluding underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, related to the sale or disposition of notes by a holder, and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act in connection with the exchange offer.

Each broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to such broker-dealer, such broker-dealer will suspend use of the prospectus until we have notified such broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

Certain legal matters relating to the validity of the notes offered hereby will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read any reports, proxy statements or other information that we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, including Amkor Technology, Inc. The Commission’s Internet site can be found at www.sec.gov. Periodic and current reports we file with the Commission are available at our web site www.amkor.com. Information on our web site is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are filing with the Commission a registration statement on Form S-4 relating to the exchange notes. This prospectus is a part of the registration statement, but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus. In addition, as allowed by the Commission’s rules, this prospectus incorporates by reference important business and financial information about us that is not included or delivered with this prospectus.

We incorporate by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable Commission rules):

•

our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on February 23, 2012, including portions of our 2012 Proxy Statement to the extent specifically incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 filed with the Commission on May 3, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012 filed with the Commission on August 2, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012 filed with the Commission on November 2, 2012; and

•

our Current Reports on Form 8-K filed with the Commission on February 9, 2012, March 23, 2012, May 11, 2012, May 18, 2012, June 12, 2012, July 2, 2012, July 9, 2012, August 24, 2012, September 18, 2012, September 19, 2012, September 21, 2012, and November 6, 2012.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the end of the offering pursuant to this prospectus shall also be deemed to be incorporated herein by reference. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any past or future filings, unless specifically stated otherwise. Any such information incorporated by reference would be an important part of this prospectus. Information in this prospectus supersedes information that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supersede this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request copies of our filings with the Commission and forms of documents pertaining to the securities offered hereby referred to in this prospectus without charge, from our website at www.amkor.com or by requesting them in writing or by telephone at:

Investor Relations

Amkor Technology, Inc.

1900 South Price Road

Chandler, AZ 85286

(480) 821-5000

In order to obtain timely delivery of such documents, holders of original notes must request this information no later than five business days prior to the expiration date of the exchange offer for the original notes.

$300,000,000

Offer To Exchange

6.375% Senior Notes due 2022

Registered under the Securities Act

for

All Outstanding 6.375% Senior Notes due 2022

of

Amkor Technology, Inc.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale; provided that we will not be required to amend or supplement such prospectus for a period exceeding 90 days after the time of the consummation of the registered exchange offer. In addition, until                 , 2013, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, and agreement or otherwise.

Our Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of Amkor if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of Amkor, and with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful. We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law as amended from time to time.

Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise, before such amendment or repeal.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 21. Exhibits	and Financial Statement Schedules

(a) Exhibits

The following is a list of all exhibits filed as a part of this registration statement on Form S-4, including those incorporated by reference:

Exhibit Number	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Contained herein with SEC
3.1	Certificate of Incorporation	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed October 6, 1997 (File No. 333-37235)
3.2	Certificate of Correction to Certificate of Incorporation	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on April 8, 1998, as amended on August 26, 1998 (File No. 333-49645)
3.3	Restated By-Laws	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed August 5, 2009
4.1	Indenture dated September 21, 2012, between Amkor Technology, Inc. and U.S. Bank National Association, as Trustee	Incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed September 21, 2012
4.2	Form of 6.375% Senior Notes due 2022	Incorporated by reference from Exhibit 4.2 to the Company’s Current Report on Form 8-K filed September 21, 2012
4.3	Registration Rights Agreement, dated as of September 21, 2012, among Amkor Technology, Inc. and Deutsche Bank Securities Inc. and UBS Securities LLC, as initial purchasers	Incorporated by reference from Exhibit 4.3 to the Company’s Current Report on Form 8-K filed September 21, 2012
5.1	Opinion of Dechert LLP relating to the validity of the securities registered hereby	Contained herein
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges	Contained herein
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	Contained herein
23.2	Consent of Dechert LLP	Contained in Exhibit 5.1
24.1	Power of Attorney (see signature pages)	Contained herein
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association to act as Trustee under the Indenture	Contained herein
99.1	Form of Letter of Transmittal	Contained herein
99.2	Form of Notice of Guaranteed Delivery	Contained herein
99.3	Form of Letter to Clients	Contained herein
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Contained herein

(b) Financial Statement Schedules:    All schedules have been incorporated herein by reference or omitted because they are not applicable or not required.

Item  22.    Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona, on the 9th day of November 2012.

AMKOR TECHNOLOGY, INC.

By:	/s/ Kenneth T. Joyce
Kenneth T. Joyce
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Kenneth T. Joyce and Joanne Solomon, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth T. Joyce Kenneth T. Joyce	President, Chief Executive Officer (Principal Executive Officer), and Director	November 9, 2012

/s/ Joanne Solomon Joanne Solomon	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2012

/s/ James J. Kim James J. Kim	Executive Chairman	November 9, 2012

/s/ Roger A. Carolin Roger A. Carolin	Director	November 9, 2012

/s/ Winston J. Churchill Winston J. Churchill	Director	November 9, 2012

/s/ John T. Kim John T. Kim	Director	November 9, 2012

/s/ John F. Osborne John F. Osborne	Director	November 9, 2012

/s/ James W. Zug James W. Zug	Director	November 9, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Contained herein with SEC
3.1	Certificate of Incorporation	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed October 6, 1997 (File No. 333-37235)
3.2	Certificate of Correction to Certificate of Incorporation	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on April 8, 1998, as amended on August 26, 1998 (File No. 333-49645)
3.3	Restated By-Laws	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed August 5, 2009
4.1	Indenture dated September 21, 2012, between Amkor Technology, Inc. and U.S. Bank National Association, as Trustee	Incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed September 21, 2012
4.2	Form of 6.375% Senior Notes due 2022	Incorporated by reference from Exhibit 4.2 to the Company’s Current Report on Form 8-K filed September 21, 2012
4.3	Registration Rights Agreement, dated as of September 21, 2012, among Amkor Technology, Inc. and Deutsche Bank Securities Inc. and UBS Securities LLC, as initial purchasers	Incorporated by reference from Exhibit 4.3 to the Company’s Current Report on Form 8-K filed September 21, 2012
5.1	Opinion of Dechert LLP relating to the validity of the securities registered hereby	Contained herein
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges	Contained herein
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	Contained herein
23.2	Consent of Dechert LLP	Contained in Exhibit 5.1
24.1	Power of Attorney (see signature pages)	Contained herein
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association to act as Trustee under the Indenture	Contained herein
99.1	Form of Letter of Transmittal	Contained herein
99.2	Form of Notice of Guaranteed Delivery	Contained herein
99.3	Form of Letter to Clients	Contained herein
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Contained herein